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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(AMENDMENT NO.___)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CT HOLDINGS ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

THE INFORMATION IN THIS INFORMATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS INFORMATION STATEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.
SUBJECT TO COMPLETION, DATED August ___, 2007
[Xcorporeal Logo] [CTHE Logo]
NOTICE OF ACTION BY WRITTEN CONSENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.
To the Stockholders of Xcorporeal, Inc. and CT Holdings Enterprises, Inc.:
     This Information Statement (the “information statement”) is furnished to the stockholders of Xcorporeal, Inc. (“Xcorporeal”) and to the stockholders of CT Holdings Enterprises, Inc. (“CTHE”) in connection with the action taken by the written consents of the respective stockholders of Xcorporeal and CTHE with respect to the transactions (the “transactions”), contemplated in the merger agreement dated as of August 10, 2007 (the “merger agreement”), by and among CTHE, XC Acquisition Corporation, a wholly owned subsidiary of CTHE, and Xcorporeal. This Information Statement is being sent to our stockholders to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Section 228(e) of the Delaware General Corporation Law, or DGCL. All references in this information statement to the “companies,” “we,” “us,” “our,” or the “combined companies” refers to the combined companies of Xcorporeal and CTHE after the effectiveness of the merger.
     Under the terms of the merger agreement, XC Acquisition Corporation (“merger subsidiary”), a wholly-owned subsidiary of CTHE, will merge with and into Xcorporeal (the “merger”), and Xcorporeal will become a wholly-owned subsidiary of CTHE. In the merger, each share of Xcorporeal common stock outstanding immediately prior to the effective time of the merger will be converted into one share of CTHE common stock. In addition, CTHE will assume all outstanding Xcorporeal options and all warrants to purchase Xcorporeal common stock. CTHE common stock is traded on the OTC Bulletin Board under the symbol “CTHE.”
     In connection with the merger, Xcorporeal’s certificate of incorporation will be amended to change our name to Xcorporeal Operations, Inc. In addition, the certificate of incorporation of CTHE will be amended and restated at and as of the closing of the merger to read substantially as the certificate of incorporation of Xcorporeal read immediately prior to the consummation of the merger, and to change CTHE’s name to Xcorporeal, Inc. The bylaws of CTHE shall also be amended and restated to read as the bylaws of Xcorporeal read immediately prior to the consummation of the merger.
     Immediately prior to the effectiveness of the merger, CTHE shall cause a reverse stock split of its common stock, whereby each 8.27 issued and outstanding shares shall automatically be converted into and become one share of CTHE common stock. After the reverse stock split, there shall remain a total of approximately 350,000 shares of CTHE common stock.
     Also in connection with the merger, all of the officers and directors of CTHE shall resign effective as of the closing of the merger, and all of the officers and directors of Xcorporeal shall become officers and directors of CTHE.

     Further in connection with the merger, CTHE will adopt a 2007 Incentive Compensation Plan substantially identical to Xcorporeal’s 2006 Incentive Compensation Plan in effect immediately prior to the merger.
     The holders of 9,600,000 shares, or approximately 68% of the issued and outstanding common stock of Xcorporeal, considered, voted on and adopted the proposal to approve entering into the transactions contemplated by the merger agreement, and to approve the merger. This consent of stockholders is sufficient to approve entering into the transactions. Accordingly, the action will not be submitted to the other Xcorporeal stockholders for a vote.
     The holders of 2,086,689 shares, or approximately 72% of the issued and outstanding common stock of CTHE considered, voted on and adopted the proposal to approve entering into the transactions contemplated by the merger agreement, and to approve the merger. This consent of stockholders is sufficient to approve entering into the transactions. Accordingly, the action will not be submitted to the other CTHE stockholders for a vote.
     Under Section 228 of the DGCL, Xcorporeal and CTHE are required to provide prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to us. On August 10, 2007, there were 14,200,050 shares of Xcorporeal common stock outstanding, each of which would have been entitled to one vote at a meeting called to approve the merger agreement and the transactions. On August 10, 2007, there were 2,894,675 shares of CTHE common stock outstanding, each of which would have been entitled to one vote at a meeting called to approve the merger agreement and the transactions.
     The accompanying information statement describes the merger agreement and proposed merger in more detail. You are encouraged to read the entire document carefully. In particular, you should carefully consider the discussion entitled “Risk Factors”.
     Under Delaware law, holders of Xcorporeal common stock are entitled to dissenters’ rights of appraisal if the merger agreement is adopted. Any holder of Xcorporeal common stock who did not vote in favor of the merger or for adoption of the merger agreement, has the right to demand in writing from Xcorporeal, within 20 days after receiving notice from Xcorporeal that the merger has become effective, payment for his or her shares and appraisal of their value. Dissenting stockholders must follow the procedures regarding appraisal elements contained in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Annex B to this information statements.
     Please note that you should not send stock certificates at this time. If the merger is completed, our exchange agent will send you a transmittal letter and instructions for exchange of your stock certificates.
Very truly yours,

Terren S. Peizer	Steven B. Solomon
Executive Chairman	Chairman, President &
Xcorporeal, Inc.	Chief Executive Officer
CT Holdings Enterprises, Inc.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS INFORMATION STATEMENT OR DETERMINED IF THIS INFORMATION STATEMENT IS ACCURATE, ADEQUATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS INFORMATION STATEMENT IS DATED AUGUST ___, 2007, AND IS FIRST BEING MAILED TO XCORPOREAL STOCKHOLDERS AND CTHE STOCKHOLDERS ON OR ABOUT AUGUST ___, 2007.

ANNEXES

ANNEX A	Agreement and Plan of Merger

ANNEX B	Appraisal Rights Under Section 262 of the
Delaware General Corporation Law

ANNEX C	2007 Incentive Compensation Plan of CT Holdings Enterprises, Inc.

ANNEX D	Amended and Restated to Certificate of Incorporation of CT Holdings Enterprises, Inc.

Summary Term Sheet for the Merger
          The following is a summary of the principal terms of the merger. This summary does not contain all information that may be important to you. We encourage you to read carefully this information statement, including the annexes and the documents we have incorporated by reference into this information statement, in their entirety.
          On August 10, 2007, Xcorporeal entered into a merger agreement with CTHE and XC Acquisition Corporation, or merger subsidiary. In connection with the merger:
•	Holders of shares of Xcorporeal common stock will receive one share of CTHE common stock for each share of Xcorporeal common stock.

•	Warrants and options to purchase common stock of Xcorporeal shall be automatically converted into warrants and options to purchase common stock of CTHE.

•	Xcorporeal’s certificate of incorporation will be amended to change its name to Xcorporeal Operations, Inc.

•	CTHE shall cause a reverse stock split immediately prior to the effectiveness of the merger upon which every 8.27 shares of CTHE common stock shall be automatically converted into one share of CTHE common stock.

•	CTHE’s certificate of incorporation shall be amended and restated to read substantially as Xcorporeal’s certificate of incorporation read immediately prior to the effectiveness of the merger, and CTHE’s name will be changed to Xcorporeal, Inc.

•	CTHE’s bylaws shall be amended and restated to read substantially as Xcorporeal’s bylaws read immediately prior to the merger.

•	The officers and directors of CTHE shall resign effective as of the merger, and the directors and officers of Xcorporeal shall become officers and directors of CTHE effective as of the merger.

•	Dissenters to the merger shall have dissenters’ rights under Section 262 of the DGCL.

Questions and Answers about the Merger
     Following are questions and related answers that address some of the questions you may have regarding the pending merger transaction between Xcorporeal and CTHE, the charter amendment and related matters. These questions and answers may not contain all of the information relevant to you, do not purport to summarize all material information relating to the merger agreement, the charter amendments, the plan adoption or any of the other matters discussed in this information statement, and are subject to, and are qualified in their entirety by, the more detailed information contained or incorporated by reference in or attached to this information statement. Therefore, please read carefully this information statement, including the attached annexes, in its entirety.
Q: WHY ARE WE PROPOSING THE MERGER?
A: We believe that a merger between Xcorporeal and CTHE presents a unique opportunity to enhance stockholder value. The merger will create a combined company with the potential of raising additional capital to finance completion of development of Xcorporeal’s products. As stockholders of the combined company, our stockholders will be able to participate in the growth and opportunities of the combined company that result from the merger.
To review the reasons for the merger in greater detail, see the section entitled “The Merger –Reasons for the Merger.”
Q: WHAT WILL HAPPEN IN THE MERGER?
A: In the proposed merger, XC Acquisition Corporation, a wholly-owned subsidiary of CTHE, will merge with and into Xcorporeal and, as a result, Xcorporeal will become a wholly-owned subsidiary of CTHE. The merger agreement, which governs the merger, is attached to this information statement as Annex A. You are encouraged to read it carefully.
Q: WHAT WILL I RECEIVE IN THE MERGER?
A: If the merger is completed, if you are an Xcorporeal stockholder, you will receive, in exchange for each of your Xcorporeal shares, one share of CTHE common stock. For example, if you owned 1,000 shares of Xcorporeal common stock, you would receive 1,000 shares of CTHE common stock after the merger. CTHE common stock is listed on Over the Counter Bulletin Board under the symbol “CTHE.” Generally, you will be able to trade the CTHE common stock you receive in the merger. However, your ability to trade CTHE common stock you receive in the merger may be restricted under the Securities Act of 1933, as amended, or the Securities Act, if you are deemed to be an “affiliate” of CTHE or Xcorporeal. There will be no fractional shares exchanged in the merger, and there will be no need to pay cash in lieu of fractional shares.
     If you are a CTHE stockholder, immediately prior to the effectiveness of the merger, pursuant to a reverse stock split, every 8.27 shares of CTHE common stock shall automatically be converted into one share of CTHE common stock. We will issue one additional share in the event that you would own a fractional share as a result of the reverse stock split.
Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER ON XCORPOREAL STOCKHOLDERS?
A: The material U.S. federal income tax consequences of the merger are described in more detail in the section entitled “The Merger — Material United States Federal Income Tax Consequences”. The tax consequences of the merger to you will depend upon your particular situation. You should consult your own tax advisor for a full understanding of the federal, state, local and foreign income and other tax consequences of the merger.
Q: SHOULD I SEND IN MY XCORPOREAL STOCK CERTIFICATES NOW?
A: No. Neither Xcorporeal nor CTHE will be exchanging physical securities after the merger becomes effective.

Q:	WHEN DO YOU EXPECT TO COMPLETE THE MERGER?
A: Xcorporeal and CTHE are working to complete the merger as quickly as practicable, and expect to complete the merger in the third quarter of 2007; however, the exact timing cannot be predicted.
Q: DO I HAVE APPRAISAL OR DISSENTER’S RIGHTS?
A: Yes. Holders of Xcorporeal common stock who have not consented to the merger are entitled to exercise appraisal rights in connection with the merger, subject to compliance with applicable procedures under Delaware law, as described in this information statement.
     The holders of 9,600,000 shares, or 68% of the issued and outstanding common stock of Xcorporeal, considered, voted on and adopted the proposal to approve entering into the transactions contemplated by the Merger Agreement, and to approve the merger with and into CTHE. This consent of stockholders is sufficient to approve entering into the transactions. Accordingly, the action will not be submitted to the other Xcorporeal stockholders for a vote.
Q: WHOM SHOULD I CALL WITH QUESTIONS?
A: If you have any questions about the proposed merger, including how to complete and return your information card, or if you need additional copies of the information statement or the enclosed information, please call or write:

Xcorporeal, Inc.	CT Holdings Enterprises, Inc.
11150 Santa Monica Boulevard, Suite 340	2100 McKinney Avenue, Suite 1500
Los Angeles, CA 90025	Dallas, TX 75201
Attn: Winson Tang	Attn: Steven B. Solomon
(310) 424-5668	(214) 750-2454
Q: ARE THE CTHE STOCKHOLDERS ALSO REQUIRED TO APPROVE THE MERGER?
A: Yes. The holders of 2,086,689 shares, or 72.1% of the issued and outstanding common stock of CTHE, considered, voted on and adopted the proposal to approve entering into the transactions contemplated by the Merger Agreement, and to approve the merger with and into CTHE. This consent of stockholders is sufficient to approve entering into the transactions. Accordingly, the action will not be submitted to the other CTHE stockholders for a vote.
Q: WILL MY RIGHTS AS AN XCORPOREAL STOCKHOLDER CHANGE AS A RESULT OF THE MERGER?
A: No. Because the certificate of incorporation and bylaws of CTHE are being amended and restated at the time of the merger read substantially the same as the certificate and incorporation and bylaws of Xcorporeal, your rights as an Xcorporeal stockholder will not change. There is a summary comparison of the rights of stockholders of CTHE and Xcorporeal starting on page ___ of this information statement.
     If you are a CTHE stockholder, your rights will change because the certificate of incorporation and bylaws of CTHE are being amended and restated as described in the foregoing paragraph. Additionally, the par value of your shares will change from $0.01 to $0.0001
Q: IS EVERYONE TREATED EQUALLY IN THE MERGER?
A: No. A number of directors and officers of Xcorporeal may have interests in the merger agreement and the merger that are different from those of stockholders who are not also directors and officers. In addition, Steven B. Solomon, an officer, director and majority shareholder of CTHE, owns 50,000 shares of Xcorporeal which he acquired in a private placement consummated in the fourth quarter of 2006, on the same terms as all other investors. Mr. Solomon’s Xcorporeal shares shall be converted into shares of CTHE on the same terms and conditions as all other Xcorporeal shareholders. These differences are explained in more detail on page ___ of this information statement.]

Q: WHAT WILL HAPPEN IF THE MERGER IS NOT COMPLETED?
A: If the merger is not completed for any reason, Xcorporeal and CTHE may be subject to a number of other risks. Xcorporeal will continue to have no active trading market for its common stock, which would have an adverse impact on its ability to avail itself of the public markets for additional financing. CTHE will have no operating business and will continue as a shell. Both companies will incur the expenses associated with attempting to effectuate the merger and the transactions. The failure to consummate the merger could have an adverse impact on the price and trading of the companies’ common stock. In the event that Xcorporeal terminates the merger agreement in accordance with its terms because CTHE’s common ceases to be traded on the Over the Counter Bulletin Board, there could be significant adverse impact on the price and trading of the companies’ shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     Any statements in this document about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “will continue,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this document. The following cautionary statements identify important factors that could cause Xcorporeal’s, CTHE’s or the combined company’s actual results to differ materially from those projected in the forward-looking statements made in this document. Among the key factors that have a direct bearing on Xcorporeal’s, CTHE’s or the combined company’s results of operations are:
•	general economic and business conditions; the existence or absence of adverse publicity; changes in marketing and technology; changes in political, social and economic conditions;

•	competition in and general risks of the medical products and services industries;

•	success of acquisitions and operating initiatives; changes in business strategy or development plans; management of growth;

•	dependence on senior management; business abilities and judgment of personnel; availability of qualified personnel; labor and employee benefit costs;

•	ability of Xcorporeal to retain and hire key executives, technical personnel and other employees;

•	ability of Xcorporeal to manage its growth and the difficulty of successfully managing a larger, more geographically dispersed organization;

•	ability of Xcorporeal to manage successfully its changing relationships with customers, suppliers, value-added resellers and strategic partners;

•	the impact of government regulation;

•	volatility in the stock price of CTHE;

•	the need and ability of Xcorporeal to obtain sufficient financing to meet potential capital requirements;

•	market acceptance of each of the companies’ products and services and the ability of Xcorporeal’s customers to accept new product and services offerings; and

•	the timing of, other conditions associated with, the completion of the merger.
These factors and the risk factors referred to below could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by Xcorporeal or CTHE, and you should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and neither Xcorporeal nor CTHE undertakes any obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Xcorporeal or CTHE to predict which will arise. In addition, neither Xcorporeal nor CTHE can assess the impact of each factor on Xcorporeal or CTHE or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SUMMARY OF THE INFORMATION STATEMENT/PROSPECTUS
     This summary highlights selected information from this information statement. It does not contain all of the information that is important to you. Xcorporeal and CTHE urge you to read carefully the entire information statement and the other documents referred to in this information statement to fully understand the merger. In particular, you should read the documents attached to this information statement, including the merger agreement, which is attached as Annex A. For a guide as to where you can obtain more information on Xcorporeal and CTHE, see the section entitled “Where You Can Find More Information” beginning on page [15]. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary of the information statement. As your approval of the merger and the other matters described in this information statement is neither required nor requested, we are not asking you for a proxy and you are requested not to send us a proxy.
The Companies
(Pages ___)
     Xcorporeal, Inc.
11125 Santa Monica Boulevard, Suite 340
Los Angeles, CA 90025
     Xcorporeal is a medical device company actively researching and developing an extra-corporeal platform to perform functions of various human organs. Our prototype systems apply modern electronics and engineering principals to reduce the size, cost and power requirements of conventional extracorporeal therapies including kidney dialysis and ultrafiltration.
     CT Holdings Enterprises, Inc.
2100 McKinney Avenue, Suite 1500
Dallas, TX 75201
     Since 1996 CT Holdings has provided management expertise including consulting on operations, marketing and strategic planning and has been a source of capital to early stage technology companies. CTHE was incorporated in Delaware in 1992. On March 13, 2006 CTHE changed its name to CT Holdings Enterprises, Inc. The business model was designed to enable the companies with whom CTHE acquires or invests to become market leaders in their industries. CTHE’s business strategy since 1996 has led to the development, acquisition and operation of technology based businesses with compelling valuations and strong business models. Its goal has been to realize the value of these investments for CTHE’s shareholders through a subsequent liquidity event such as a sale, merger, spin-off or initial public offering of the portfolio companies. Currently, CTHE has no active business operations.
     XC Acquisition Corporation
c/o CT Holdings Enterprises, Inc.
2100 McKinney Avenue, Suite 1500
Dallas, TX 75201
     CTHE formed XC Acquisition Corporation, which is sometimes referred to in this information statement as merger subsidiary, solely for the purpose of effecting the merger. To date, merger subsidiary has not conducted any activities other than those incidental to its formation and the execution of the merger agreement and related documents. Upon completion of the merger, merger subsidiary will be merged with and into Xcorporeal and the separate existence of merger subsidiary will end.

Approval of the Boards of Directors
(Pages ___)
          Our respective boards of directors has determined that the merger is in the best interests of Xcorporeal and CTHE and their stockholders and unanimously approved the merger agreement and the transactions contemplated in the merger agreement and related documents. To review the factors considered by the board of directors, see “The Merger –Reasons for the Merger.”
Written Consent; Record Date
(Pages ___)
     Under Delaware corporate law and our bylaws, the companies’ stockholders may approve the merger and the transactions contemplated by the merger agreement by written consent of stockholders holding a majority of outstanding common stock. On August 10, 2007, certain Xcorporeal stockholders, who together held approximately 68% of Xcorporeal outstanding common stock as of that date, executed written consents to approve the merger and any other transactions contemplated in the merger agreement. August 10, 2007 was the record date for determining the Xcorporeal stockholders entitled to receive notice of stockholder action by written consent and receive this information statement. This was also the record date for determining the number of shares of Xcorporeal common stock outstanding and therefore the number of votes necessary to adopt the merger agreement and approve the related transactions. On August 10, 2007, there were 14,200,050 shares of our common stock outstanding and entitled to vote, with each share entitled to one vote.
     On August 10, 2007, certain CTHE stockholders, who together held approximately 72% of CTHE outstanding common stock as of that date, executed written consents to approve the merger and any other transactions contemplated in the merger agreement. August 10, 2007 was the record date for determining the CTHE stockholders entitled to receive notice of stockholder action by written consent and receive this information statement. This was also the record date for determining the number of shares of CTHE common stock outstanding and therefore the number of votes necessary to adopt the merger agreement and approve the related transactions. On August 10, 2007, there were 2,894,675 shares of our common stock outstanding and entitled to vote, with each share entitled to one vote.
     Notwithstanding the execution and delivery of the written consents, federal securities laws provide that the merger may not be completed until 20 calendar days after the date this information statement is mailed to our stockholders. Therefore, the merger cannot be completed until that time has elapsed. We currently expect the merger to be completed as soon as the expiration of that 20 calendar day period, subject to obtaining all other regulatory approvals.
The Merger
(Pages ___)
          In the proposed merger, a wholly-owned subsidiary of CTHE (referred to in this information statement as the “merger subsidiary”) will merge into Xcorporeal, with Xcorporeal as the surviving corporation. As a result, Xcorporeal will become a wholly-owned subsidiary of CTHE. Upon the effectiveness of the merger, CTHE’s name will be changed to “Xcorporeal.” THE MERGER AGREEMENT IS ATTACHED TO THIS INFORMATION STATEMENT AS ANNEX A. YOU ARE ENCOURAGED TO READ IT CAREFULLY.
     What Will Xcorporeal Shareholders Receive in the Merger
(Pages ___)

     In the merger, each share of Xcorporeal common stock will be converted into the right to receive one share of CTHE common stock.
     Each warrant and each option, to purchase shares of Xcorporeal common stock outstanding immediately before the completion of the merger will automatically become a fully vested warrant or option, as the case may be, to purchase shares of CTHE common stock. The number of shares of CTHE common stock into which warrants and options are exercisable and the exercise price will be not have to adjusted because the exchange ratio in the merger is 1:1.
Ownership of CTHE After the Merger
(Page ___)
     Xcorporeal and CTHE estimate that, after giving effect to the reverse stock split of CTHE the common stock, the number of shares of CTHE common stock to be issued to Xcorporeal stockholders in the merger will constitute approximately 97.6% of the outstanding common stock of the combined company after the merger, without giving effect to the exercise of any Xcorporeal stock options or warrants between the date of this information statement and the closing of the merger.
Conditions to the Consummation of the Merger
(Pages ___)
     The completion of the merger depends on the satisfaction or waiver of a number of conditions set forth in the merger agreement, including the following:
•	The representations and warranties of Xcorporeal and CTHE contained in the merger agreement shall be true and correct as of the closing of the merger.

•	Xcorporeal and CTHE shall have performed all covenants contained in the merger agreement.

•	There shall be no judgment, order, decree or injunction in effect that would prohibit the transactions contemplated by the merger agreement or adversely affect the rights of parties to the merger.

•	Xcorporeal shall not have engaged in any practice or act, or entered into any transaction outside the ordinary course of business, which results in a material adverse effect.

•	The merger shall have been duly approved by the shareholders of Xcorporeal and CTHE.

•	Xcorporeal and CTHE shall have delivered customary documents and certificates duly executed in accordance with the merger agreement.

•	The officers and directors of CTHE shall have resigned effective as of the Closing.
Termination of the Merger Agreement
(Pages ___)
•	Xcorporeal and CTHE may terminate the merger agreement by mutual written consent.

•	Xcorporeal may terminate the merger agreement:
•	in the event of an uncured breach of the merger agreement by CTHE;

•	if Xcorporeal is not reasonably satisfied with the results of its due diligence regarding CTHE;

•	Xcorporeal’s shares become quoted on the OTC Bulletin Board;

•	The closing has not occurred by the close of business on Friday, August 31, 2007.
•	CTHE may terminate the merger agreement upon written notice at any time prior to the closing of the merger in the event:
•	of an uncured breach by Xcorporeal;

•	CTHE is not reasonably satisfied with the results of its due diligence;

•	the closing of the merger shall not have occurred on or prior to August 31, 2007; or

•	the board of directors or special committee of CTHE determines in good faith that failure to terminate the merger agreement would constitute a breach of the fiduciary duties of CTHE’s directors or members of the special committee.
•	Either Xcorporeal or CTHE may terminate the merger agreement if in the event that a governmental entity has issued a final non-appealable order restraining, enjoining or otherwise prohibiting the transactions contemplated in the merger agreement.

•	In addition, Xcorporeal may terminate the merger agreement and rescind the merger upon written notice to CTHE and the merger sub within 10 days after the closing of the merger of the shares of CTHE common stock do not continue to be quoted on the OTC Bulletin Board immediately following the merger.
Reasons for the Merger
(Pages )
     For a description of the reasons considered by the Xcorporeal board of directors, please see the section entitled “The Merger –Reasons for the Merger” beginning on page ___.
     For a description of the reasons considered by the CTHE board of directors and special committee, please see the section entitled “The Merger –Reasons for the Merger” beginning on page ___.
Material United States Federal Income Tax Consequences
     (Pages )
     The merger is intended to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, in which case you would not recognize gain or loss on the exchange of Xcorporeal common stock for CTHE stock. However, neither Xcorporeal nor CTHE intends to request a ruling from the Internal Revenue Service, and neither Xcorporeal nor CTHE intends to request an opinion of their tax advisors, regarding the income or other tax consequences of the merger. No assurance can be given that the Internal Revenue Service or the courts will agree that the merger qualifies as a tax-free reorganization under Section 368(a). Furthermore, the tax consequences of the merger to you will depend on your own personal circumstances. Thus, you should consult your tax advisor regarding the tax consequences of the merger.
     Accounting Treatment
(Page ___)

     The merger will be accounted for as a purchase of Xcorporeal by CTHE under generally accepted accounting principles. CTHE will allocate the purchase price based on the fair value of Xcorporeal’s acquired assets and assumed liabilities. CTHE will consolidate the operating results of Xcorporeal with its own, beginning as of the date the parties complete the merger.
Interests of Directors and Officers in the Merger
(Page ___)
Xcorporeal’s directors and executive officers have interests in the merger that are different from, or are in addition to, those of other stockholders that may make them more likely to approve and adopt the merger agreement and approve the merger. The merger agreement provides that the officers and directors of CTHE will resign effective as of the closing of the merger, and that the officers and directors of Xcorporeal immediately prior to the merger shall become the officers and directors of CTHE. Specifically, Terren S. Peizer, Marc G. Cummings, Daniel S. Goldberger, Victor Gura, M.D., Herve de Kergrohen, M.D., Kelly J. McCrann, Hans-Dietrich Polaschegg, Ph.D and Jay Wolf will become the directors of CTHE upon the effectiveness of the merger.
     In addition, Terren S. Peizer and Robert Weinstein have entered into executive employment agreements which are discussed in “Related Agreements” beginning on page [___].
     The members of Xcorporeal’s board of directors were aware of, and considered the interests of, themselves and Xcorporeal’s executive officers in approving the merger and adopting the merger agreement.
     Steven B. Solomon, an officer, director and majority shareholder of CTHE owns 50,000 shares of Xcorporeal common stock which he purchased in a private placement consummated in the fourth quarter of 2006.
     The members of CTHE’s board of directors and special committee were aware of, and considered the interests of, themselves and CTHE’s executive officers in approving the merger and adopting the merger agreement.
Dissenters’ or Appraisal Rights
(Pages ___)
     Under the law of Delaware, where Xcorporeal is incorporated, holders of Xcorporeal common stock who have not consented to the merger and comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares in connection with the merger and to be paid such value in cash. We have included a copy of Section 262 of the Delaware General Corporation Law — Appraisal Rights as Annex ___ to this information statement.
Quotation on OTC.BB
(Page ___)
     The common stock of CTHE is currently traded on the Over-the-Counter Bulletin Board under the symbol “CTHE.”
Risks of the Merger
(Pages ___ — ___)
     We urge you to read carefully all of the factors described in “Risk Factors” beginning on page ___in connection with the transactions contemplated by the merger agreement.
Related Agreements

(Pages ___)
     Each of Terren S. Peizer and Robert Weinstein entered into executive employment agreements with Xcorporeal. In addition, Xcorporeal entered into an indemnity agreement with Steven B. Solomon, an officer, director and majority shareholder of CTHE. The terms and conditions of each of the foregoing agreements are described in “Related Agreements” beginning on page [___].

[To be inserted] Xcorporeal Selected Consolidated Financial Data
CTHE Selected Financial Data
Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Information
     On closing of the merger, CT Holdings will acquire all of the outstanding capital stock of Xcorporeal in exchange for an equal number of shares of CT Holdings following a 1 for 8.27 reverse stock split. Xcorporeal will become a wholly-owned subsidiary of CT Holdings, and the current Xcorporeal stockholders will own approximately 97.6% of the post-split, post-merger outstanding shares of CT Holdings.
     At closing of the merger, CT Holdings will cease to be a shell corporation. Since Xcorporeal will be the sole operating company as of the merger date, the merger will be accounted for as a reverse acquisition. Accordingly, Xcorporeal’s financial statements will reflect CT Holdings’ financial results and operations on a carry over basis following the merger. Because CT Holdings is a shell corporation with substantially no assets or liabilities, and Xcorporeal’s stockholders will own approximately 97.6% of the capital stock following the merger, CT Holdings financials will not have a material impact on the financial statements of Xcorporeal, which therefore represent the pro forma financial information of the combined companies
COMPARATIVE PER SHARE INFORMATION
     The following table presents (1) unaudited loss per share data and net book value per share data for each of Xcorporeal and CTHE on a historical basis, and (2) the unaudited loss per share and net book value per share data for the combined company on a pro forma basis. The unaudited pro forma financial data is presented for informational purposes only and is not intended to represent or necessarily be indicative of the financial position had the merger been completed on December 31, 2006 or June 30, 2007 or operating results that would have been achieved by the combined company had the merger been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The pro forma combined per common share data presented below have been derived from unaudited pro forma condensed combined consolidated financial statements included elsewhere in this information statement.
     This information is only a summary and should be read in conjunction with the selected historical financial data of Xcorporeal and CTHE, and the separate historical financial statements of Xcorporeal and CTHE.

Xcorporeal
	Year Ended		As of or for the
	December 31,		Quarter Ended
	2006		June 30, 2007
Historical per common share data:
Loss per share	$(0.67)		$(0.20)
Net book value per share(1)			1.55

CTHE
	Year Ended		As of or for the
	December 31,		Quarter Ended
	2006		June 30, 2007
Historical per common share data:
Loss per share	$5.54		$(0.00)
Net book value per share(1)			(0.02)

Pro Forma Combined
	Year Ended		As of or for the
	December 31,		Quarter Ended
	2005		March 31, 2006
Pro forma per common share data:
Loss per share	$(0.__	)	$(0.__ )
Net book value per combined company share(2)			—

(1)	The historical net book value per share of Xcorporeal and CTHE common stock is computed by dividing the stockholders’ equity (deficit) at June 30, 2007 by the number of common shares outstanding at that date.

(2)	The pro forma net book value per share of the combined company’s common stock is computed by dividing the total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at June 30, 2007, assuming the merger had been completed on that date.
MARKET PRICE INFORMATION
AND RELATED STOCKHOLDER MATTERS
     There has never a public market for shares of Xcorporeal common stock. As of August 10, 2007, there were approximately 100 holders of record of our common stock. We have not paid any cash dividends in the past and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, to finance the expansion of our business and fund ongoing operations for the foreseeable future.
     CTHE’s common stock trades on the Over the Counter Bulletin Board (“OTCBB”) under the symbol CTHE (prior to February 2007, our stock traded under the symbol CITN). The following table sets forth, for the periods indicated, the high and low closing sale prices for the Common Stock as reported by the OTCBB and displayed on its website. The quotations reflect inter-dealer prices, without retail markup, markdown or commission, and may not represent actual transactions. The historical high and low prices below have been adjusted for the effects of the 1 for 70 reverse stock split effective February 28, 2007 but do not reflect the proposed 1 for 8.27 reverse stock split. Following the merger, we expect that our common stock will continue to be quoted and traded on the OTCBB; however, we anticipate that we will change our trading symbol to “XCOR.”

	High	Low

Year Ended December 31, 2005:
Quarter ended March 31	$1.05	$0.35
Quarter ended June 30	0.56	0.42
Quarter ended September 30	1.05	0.35
Quarter ended December 31	1.05	0.56

Year Ended December 31, 2006:
Quarter ended March 31	1.05	0.70
Quarter ended June 30	0.77	0.42
Quarter ended September 30	1.19	0.42
Quarter ended December 31	0.63	0.35

Year Ended December 31, 2007:
Quarter ended March 31	0.71	0.71
Quarter ended June 30	0.80	0.55
Quarter ending September 30 (through August 9, 2007)	0.98	0.41
     As of August 9, 2007, there were approximately 752 holders of record of our common stock.
     On August [___], 2007, the latest practicable date before the mailing of this information statement, the last sale price of our common stock as reported on the OTCBB was $[___] per share. On August 10, 2007, the last trading day prior to the public announcement of the merger, the last sale price of our common stock as reported on the OTCBB was $0.45 per share.
     We have not paid any cash dividends in the past and do not anticipate paying any cash dividends in the foreseeable future. We intend to retain earnings, if any, to finance the expansion of our business and fund ongoing operations for the foreseeable future.

WHERE YOU CAN FIND MORE INFORMATION
     Xcorporeal and CTHE file annual, quarterly and special reports, information statements and other information with the SEC. You may read and copy any reports, statements or information that Xcorporeal and CTHE file with the SEC at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The public reference room in Washington, D.C. is located at 100 F Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings of Xcorporeal and CTHE are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at “http://www.sec.gov.”
     Xcorporeal has supplied all information contained in this information statement relating to Xcorporeal. CTHE has supplied all information contained in this information statement relating to CTHE.
     If you are an Xcorporeal stockholder, you may obtain, without charge, a copy of the Annual Report on Form 10-KSB for the year ended December 31, 2006 and the most recent Quarterly Report on Form 10-QSB of Xcorporeal, including the financial statements required to be filed in such reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. You may also obtain copies of the exhibits to such reports, but Xcorporeal will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to Xcorporeal at the following address:
Xcorporeal, Inc.
11125 Santa Monica Boulevard, Suite 340
Los Angeles, CA 90025
Attn: Winson Tang
     If you are a CTHE stockholder, you may obtain, without charge, a copy of the Annual Report on Form 10-KSB for the year ended December 30, 2006 and the most recent Quarterly Report on Form 10-QSB of CTHE, including the financial statements required to be filed in such reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. You may also obtain copies of the exhibits to such reports, but CTHE will charge a reasonable fee to stockholders requesting such exhibits. You should direct your request in writing to CTHE at the following address:
CT Holdings Enterprises, Inc.
2100 McKinney Avenue
Dallas, TX 75201
Attn: Steven B. Solomon

Risk Factors
     YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS INFORMATION STATEMENT AND THE DOCUMENTS THAT XCORPOREAL AND CTHE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE RISK FACTORS CONTAINED IN THE COMPANIES’ ANNUAL REPORTS ON FORM 10-KSB FOR THE YEAR ENDED DECEMBER 31, 2006, WHICH ARE INCORPORATED BY REFERENCE IN THIS INFORMATION STATEMENT. UNLESS THE CONTEXT REQUIRES OTHERWISE, THE USE OF THE COMPANIES, THE COMBINED COMPANY, “US,” OR “WE” REFERS TO THE COMBINED COMPANY OF XCORPOREAL AND CTHE AFTER GIVING EFFECT TO THE MERGER. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO XCORPOREAL AND CTHE OR THAT ARE NOT CURRENTLY BELIEVED TO BE IMPORTANT TO YOU, IF THEY MATERIALIZE, ALSO MAY ADVERSELY AFFECT THE MERGER.
Risks Relating to the Proposed Merger
Xcorporeal and CTHE may not achieve the benefits they expect from the merger, which may have a material adverse effect on the combined company’s business, financial, and operating results.
     Xcorporeal and CTHE entered into the merger agreement with the expectation that the merger will result in benefits to the combined company arising out of the combination of the wearable kidney and related technology businesses of Xcorporeal and CTHE. These benefits may include operational efficiencies resulting from synergies between the companies and greater sales levels due to increases in product and services offerings and consolidation of sales and marketing expertise, among others. To realize any benefits from the merger, the combined company will face the following post-merger challenges:
•	retaining and assimilating the management and employees of each company;

•	developing new products and services that utilize the assets and resources of both companies;

•	retaining existing customers, strategic partners and suppliers of each company;

•	realizing expected cost savings and synergies from the merger; and

•	developing and maintaining uniform standards, controls, procedures, policies and information systems.
     If the combined company is not successful in addressing these and other challenges, then the benefits of the merger will not be realized and, as a result, the combined company’s operating results and the market price of Xcorporeal’s common stock may be adversely affected. These challenges, if not successfully met by the combined company, could result in possible unanticipated liabilities, unanticipated costs, diversion of management attention and loss of personnel. Neither Xcorporeal nor CTHE can assure you that the combined company will successfully integrate CTHE’s business or profitably manage the combined company. Further, neither Xcorporeal nor CTHE can assure you that the growth rate of the combined company after the merger will equal the historical growth rates experienced by Xcorporeal or CTHE.
The issuance of shares of CTHE’s common stock to Xcorporeal stockholders in the merger will substantially dilute the percentage ownership interests of current CTHE stockholders.
     If the merger is completed, is anticipated that CTHE will issue to Xcorporeal stockholders approximately 14.2 million shares of CTHE common stock, and approximately 4.2 million shares to be subject to stock options and warrants to be issued to Xcorporeal and stock option and warrant holders. Upon completion of the merger, the former Xcorporeal stockholders, together with the holders of assumed Xcorporeal stock options, will be issued shares of our common stock and options and warrants to acquire shares of our common stock representing in the aggregate 1.9% of CTHE common stock on a fully-diluted basis immediately following the merger. The issuance of CTHE common stock to Xcorporeal stockholders will cause a significant reduction in the relative percentage interest of current CTHE stockholders in CTHE’s earnings, if any, voting power and market capitalization.
If we proceed with the merger, Xcorporeal stockholders will receive one share of CTHE common stock for each share of Xcorporeal common stock regardless of changes in the market value of CTHE common stock or Xcorporeal common stock.
     Each share of Xcorporeal common stock will be exchanged for one share of CTHE common stock upon completion of the merger. This exchange ratio is a fixed number and the merger agreement does not contain any provision to adjust this ratio for changes in the market price of either Xcorporeal common stock or CTHE’s common stock. Neither party is permitted to terminate the merger agreement solely because of changes in the market price of Xcorporeal or CTHE common stock. Consequently, the specific dollar value of CTHE’s common stock to be received by Xcorporeal stockholders will depend on the market value of CTHE common stock at the time of completion of the merger and may decrease from the date. You are urged to obtain recent market quotations for Xcorporeal common stock and CTHE common stock. Neither Xcorporeal nor CTHE can predict or give any assurances as to the market price of CTHE common stock at any time before or after the merger. The prices of Xcorporeal common stock and CTHE common stock may vary because of factors such as:
•	changes in the business, operating results or prospects of Xcorporeal or CTHE;

•	actual or anticipated variations in quarterly results of operations of Xcorporeal or CTHE;

•	market assessments of the likelihood that the merger will be completed;

•	the timing of the completion of the merger;

•	sales of Xcorporeal common stock or CTHE common stock;

•	additions or departures of key personnel of Xcorporeal or CTHE;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by Xcorporeal;

•	conditions or trends in the medical technology industry;

•	announcements of technological innovations, new products or services by Xcorporeal, CTHE or their competitors;

•	changes in market valuations of other medical technology companies;

•	the prospects of post-merger operations;

•	regulatory considerations; and

•	general market and economic conditions.
     If the merger is successfully completed, holders of Xcorporeal common stock will become holders of CTHE common stock. Xcorporeal’s business differs from CTHE’s business, and Xcorporeal’s results of operations, as well as the price of Xcorporeal common stock, may be affected by factors different than those affecting CTHE’s results of operations and the price of CTHE’s common stock.
If the costs associated with the merger exceed the benefits, the combined company may experience adverse financial results, including increased losses.

     Xcorporeal and CTHE will incur significant transaction costs as a result of the merger, including legal and accounting fees that may exceed their current estimates. In addition, Xcorporeal and CTHE expect that the combined company will incur consolidation and integration expenses, which they cannot accurately estimate at this time. Actual transaction costs may substantially exceed the current estimates of Xcorporeal and CTHE and may affect the combined company’s financial condition and operating results negatively. If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to CTHE’s stockholders resulting from the issuance of shares in connection with the merger, the combined company’s financial results could be adversely affected, including increased losses.
No Independent Financial Advisor.
     Neither Xcorporeal nor CTHE has engaged an independent financial advisor to consult on the relative advantages and disadvantages of the transactions. Therefore, the stockholders of both companies are dependent solely on the judgment of the board of directors of each company.
     The market price of CTHE’s common stock may decline as a result of the merger.
     The market price of CTHE’s common stock may decline as a result of the merger for a number of reasons, including if:
•	the integration of Xcorporeal and CTHE is not completed in a timely and efficient manner;

•	the combined company does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts;

•	the effect of the merger on the combined company’s financial results is not consistent with the expectations of financial or industry analysts; or

•	significant stockholders of Xcorporeal or CTHE decide to dispose of their stock following completion of the merger.
Sales of substantial amounts of CTHE common stock in the public market after the proposed merger could materially adversely affect the market price of CTHE common stock.
     Based on the number of shares of Xcorporeal common stock outstanding as of August 10, 2007, and assuming no outstanding options or warrants to purchase Xcorporeal common stock are exercised before the merger becomes effective, at the closing of the merger, CTHE will issue approximately 14.2 million shares of CTHE common stock to Xcorporeal stockholders in the merger. The sale of substantial amounts of CTHE common stock may result in substantial fluctuations in the price of CTHE common stock. In addition, sales of a substantial number of shares of CTHE common stock within a short period of time could cause CTHE stock price to fall. The sale of these shares could also impair the combined company’s ability to raise capital through sales of additional common stock.
Failure to complete the merger could negatively impact the market price of Xcorporeal common stock and CTHE common stock.
     The obligations of CTHE and Xcorporeal to complete the merger are subject to the satisfaction or waiver of certain conditions. See “The Merger Agreement — Conditions to the Consummation of the Merger” on pages [___] to [___] of this information statement for a discussion of these conditions. If these conditions are not satisfied or waived, the merger may not be completed. If the merger is not completed for any reason, both CTHE and Xcorporeal may be subject to other material risks, including:
•	a negative effect on the stock trading price of CTHE common stock and Xcorporeal common stock to the extent that the current market price reflects a market assumption that the merger will be completed;

•	either party may be required to pay a termination fee; and

•	costs related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.
In addition, if the merger is consummated but CTHE common stock ceases to be traded on the OTC Bulletin Board immediately after the effectiveness of the merger, Xcorporeal may terminate the merger and rescind the merger agreement which could result in uncertainty in, or have an adverse impact on, the trading market for CTHE common stock.
Xcorporeal’s officers and directors have interests different from yours that may influence them to support or approve the merger.
     The terms of the merger agreement and the agreements contemplated thereby affect the directors and officers of Xcorporeal in ways that may create interests for them in the merger that are different from, or in addition to, yours. These interests include:
•	the existing rights to indemnification benefiting Xcorporeal’s directors and officers found in Xcorporeal’s certificate of incorporation or bylaws, applicable law or other sources will be duplicated in CTHE’s certificate of incorporation and will continue indefinitely.

•	Messrs. Terren S. Peizer, Executive Chairman of Xcorporeal, and Robert Weinstein, Xcorporeal’s Chief Financial Officer, will enter into employment agreements with Xcorporeal in connection with closing of the merger. Each of these agreements is described in “Related Agreements” beginning on page [___]; and

•	Steven B. Solomon, an officer, director and majority shareholder of CTHE is the record owner of 50,000 shares of Xcorporeal common stock which he purchased in connection with a private placement consummated in the fourth quarter of 2006.
Uncertainty regarding the merger and the effects of the merger could cause each company’s customers or strategic partners to delay or defer decisions.
     Xcorporeal’s customers and strategic partners, in response to the announcement of the merger, may delay or defer decisions, which could have a material adverse effect on the business of the relevant company, regardless of whether the merger is ultimately completed.
Risks Relating to the Business and Operations of Xcorporeal Following the Merger
     Xcorporeal will need additional financing to maintain and expand its business, and such financing may not be available on favorable terms, if at all. Xcorporeal intends to finance the combined business through the private placement and public offering of equity and debt securities. Xcorporeal has historically financed its operations through working capital and from equity investments. If Xcorporeal needs additional financing, Xcorporeal cannot assure you that it will be available on favorable terms, if at all. If Xcorporeal needs funds and cannot raise them on acceptable terms, Xcorporeal may not be able to:
•	execute its growth plan for the Wearable Kidney;

•	take advantage of future opportunities, including synergistic acquisitions;

•	expand its manufacturing facilities, if necessary, based on increased demand for the Wearable Kidney system;

•	respond to customers and competition; or

•	remain in operation.

     The merger may fail to qualify as a tax-free reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your Xcorporeal shares.
     The merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. The Internal Revenue Service will not provide a ruling on the matter, nor will Xcorporeal obtain an opinion from its legal counsel that the merger will constitute a tax-free reorganization for federal income tax purposes. No assurance can be given that the Internal Revenue Service or the courts will agree that the merger qualifies as a tax-free reorganization under Section 368(a). If the merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of Xcorporeal common stock surrendered in an amount equal to the difference between the sum of the amount of cash and/or the fair market value of CTHE common stock received for each such share of Xcorporeal common stock and your adjusted tax basis in such share.

THE MERGER
     This section of the information statement and the next section entitled “The Merger Agreement” describe the transactions. Although we believe that the description in this section covers the material terms of the merger and the transactions, this summary may not contain all of the information that is important to you. You should carefully read the entire information statement and the other documents we refer to or incorporate by reference in this information statement for a more complete understanding of the merger agreement and the transactions.
General
     The merger agreement provides that, at the effective time of the merger, XC Acquisition Corporation, a wholly-owned subsidiary of CTHE, or merger subsidiary, will merge with and into Xcorporeal, with Xcorporeal continuing in existence as the surviving corporation and a wholly-owned subsidiary of CTHE. Each share of Xcorporeal common stock issued and outstanding at the effective time of the merger will be converted into one share of CTHE common stock. Upon completion of the merger, Xcorporeal will be a wholly-owned subsidiary of CTHE.
     Any options or warrants to purchase common stock of Xcorporeal in existence immediately prior to the merge shall be automatically converted into options and warrants to purchase common stock of CTHE on the same terms and conditions.
     In connection with the merger, CTHE will effect a reverse stock split whereby immediately prior to the effectiveness of the merger, every 8.27 shares of CTHE common stock will be automatically converted into one share of CTHE common stock. Upon the effectiveness of the merger CTHE will amend and restate its certificate of incorporation such that it reads substantially the same as Xcorporeal’s certificate of incorporation immediately prior to the merger, and to change CTHE’s name to Xcorporeal, Inc. CTHE will also amend and restate its bylaws to read substantially the same as Xcorporeal’s bylaws immediately prior to the merger. Xcorporeal will amend its certificate of incorporation to change its name to Xcorporeal Operations, Inc.
     Also in connection with the merger, the officers and directors of CTHE will resign effective as of the merger, and the officers and directors of Xcorporeal shall become the officers and directors of CTHE.
Background of the Merger
     On March 13, 2006, CTHE changed its name to CT Holdings Enterprises, Inc., and on March 2, 2007 the company effected a 1 for 70 reverse stock split. CTHE’s goal was to realize value for shareholders through a liquidity event such as a sale, merger or public offering.
     On August 31, 2006, Xcorporeal changed its name to Xcorporeal, Inc., and then acquired rights to a congestive heart failure treatment products, Wearable Artificial Kidney, and other medical devices, thereby becoming a developmental stage company focused on researching, developing, and commercializing technology and products related to the treatment of kidney failure and congestive heart failure. On October 13, 2006, the company reincorporated to Delaware.
     Although it is fully public reporting, Xcorporeal’s common stock has not been approved by the NASD for public trading, while CTHE’s common stock is publicly traded on the OTC Bulletin Board. On August 1, 2007, Xcorporeal’s counsel first contacted CTHE’s president to explore the potential of a merger. Following intensive negotiations over the following week, the boards of directors (and in the case of CTHE, a special committee of the board of directors) approved the merger agreement, and the parties executed the Merger Agreement and related documentation on August 10, 2007.

Reasons for the Merger
     In reaching the decision to adopt the merger agreement and recommend it for approval by the respective stockholders of Xcorporeal and CTHE, the boards of directors consulted with respective management, as well as legal advisors. As discussed in greater detail below, these consultations included discussions regarding Xcorporeal’s strategic business plan, the costs and risks of executing that business plan as an independent company, its past and current business operations and financial condition, and its future prospects, the strategic rationale for the potential transaction with CTHE, and the terms and conditions of the merger agreement.
     In approving the merger agreement, the boards of directors of Xcorporeal and CTHE considered reasons why the merger should be beneficial to the respective companies and their stockholders. In the case of CTHE, references to the board of directors include the special committee convened to evaluate the merger. These potential benefits included the following:
•	the CTHE common stock to be issued in connection with the merger agreement to Xcorporeal stockholders generally would be freely tradable after the merger, if issued to Xcorporeal stockholders, and thereby would enhance liquidity for Xcorporeal stockholders;

•	the ability of the combined company to secure investor capital and financing for expansion of Xcorporeal’s business;

•	dissenters’ rights would be available to our stockholders under applicable state law;

•	market potential for Xcorporeal’s technology;

•	Xcorporeal’s success and potential in establishing an extra-corporeal platform technology;

•	Xcorporeal’s financial condition;

•	apart from the approval by our stockholders, completion of the merger would not require any material consents or approvals; and

•	based on our historical efforts to pursue alternative transactions and familiarity with the companies in our industry, our management did not believe we would be able to complete a transaction that would provide the same or greater value to our stockholders within a reasonable time frame.
CTHE also considered the following additional factors:
•	the historical, current and prospective financial condition, results of operations and cash flows of CTHE, taking into account the current lack of an operating business;

•	CTHE’s dependence on financing from its largest shareholder to meet operating costs and the lack of commitment from that shareholder that such financing will continue, with the result that CTHE could be forced to cease operations if funds were not made available; and

•	the remote likelihood that potential alternative transactions will be available to CTHE, or if available, such transactions would be acceptable to CTHE.
     In the course of deliberations, Xcorporeal’s board reviewed its historical, present and projected financials under various scenarios, and its historical and short and long-term strategic objectives, the opportunities in the marketplace that Xcorporeal is pursuing and the risks associated therewith. The board also reviewed with Xcorporeal’s legal counsel a number of additional factors relating to the merger, as follows:
•	Xcorporeal’s prospects to continue as an independent company:

•	the negative effects of and limitations resulting from the absence of an active trading market for Xcorporeal common stock, including:
•	reduced market liquidity;

•	low trading volume;

•	lack of analyst coverage;

•	reduced investor interest and difficulty in purchasing the stock; and

•	Xcorporeal’s inability to use its common stock to attract potential acquisition candidates;
•	the costs of continued research and development of our technology;

•	Xcorporeal’s small size, both in terms of revenue and market capitalization; and

•	the challenges faced by Xcorporeal’s competing in the medical technology business versus significantly larger companies;

•	information concerning the medical technology industry generally;

•	historical information concerning the business, financial condition, results of operations, technology, competitive position, industry trends and prospects for Xcorporeal;

•	the likelihood that the merger would be completed;

•	the expectation that the merger should qualify as a tax-free reorganization;

•	views concerning the financial condition, results of operations and businesses of the combined companies before and after giving effect to the merger based on due diligence and publicly available earnings estimates;

•	terms and conditions of the merger agreement, including the closing conditions;

•	the belief that the terms of the merger agreement, including the parties’ representations, warranties and covenants and the conditions to the parties’ respective obligations, are reasonable;

•	the impact of the merger on Xcorporeal’s ability to raise capital to finance the development of our medical technology; and

•	current and historical market data with respect to the trading of Xcorporeal’s common stock.
The boards of Xcorporeal and CTHE also considered a number of potentially negative factors in its deliberations:
•	the loss of control by our CTHE stockholders over the future operations of the combined company;

•	that, while the transaction is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the transaction would be met, and as a result, it is possible that the transaction may not be completed even if approved by the companies’ respective stockholders (see “Conditions to Consummation of the Merger,” beginning on page I-___);

•	that, if the transaction does not close, the parties would have significant expenses and that the respective management teams would have expended extensive efforts to attempt to complete the transaction;

•	the risk that the potential benefits of the merger might not be achieved and that Xcorporeal’s cash requirements could adversely affect the operations of the combined company; and

•	other risk factors described under the section entitled “Risk Factors,”
     In addition to the factors considered above, in coming to its determinations, our board of directors was aware of the interests that some of our executive officers and directors have with respect to the transaction in addition to their interests as our stockholders generally. See “Interests of Our Executive Officers and Directors in the Merger,” beginning on page I-___.
     The foregoing discussion of the information and factors discussed and considered by the respective boards of directors is not meant to be exhaustive, but includes the material factors considered by the boards of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the boards of directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the individual factors considered in reaching its determination. In considering the factors listed above, individual members of the boards may have given different weight to different factors. However, each board of directors concluded that the potential benefits of the transaction outweighed the potential negative factors and that, overall, the proposed transaction had greater potential benefits for each of Xcorporeal and CTHE and its stockholders than other strategic alternatives.
Recommendation of the Boards
     Taking into account all of the material facts, matters and information, including those described above, our respective boards of directors believe that the merger agreement and the alternative transaction is advisable and fair to and in the best interests of each of Xcorporeal and CTHE and their respective stockholders.
No Independent Financial Advisor
     Neither Xcorporeal nor CTHE has engaged an independent financial advisor to consult on the relative advantages and disadvantages of the transactions.
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
General
     The following discussion summarizes certain material United States federal income tax consequences of the merger to Xcorporeal shareholders, assuming that the merger is effected as described in the merger agreement and this information statement/prospectus. The following discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to the shareholders of Xcorporeal.
     Any discussion of federal tax issues in this information statement/prospectus is not intended or written to be used as tax advice. To ensure compliance with IRS Circular 230, shareholders are hereby notified that: (A) any discussion of federal tax issues in this information statement/prospectus is not intended or written to be used, and it cannot be used by shareholders, for the purpose of avoiding penalties that may be imposed on them under the Internal Revenue Code; (B) such discussion is written to support the promotion or marketing of the transactions or matters addressed herein; and (C) shareholders should seek advice based on their particular circumstances from an independent tax advisor.
     The discussion set forth below does not address all U.S. federal income tax considerations that may be relevant to Xcorporeal stockholders in light of their particular circumstances, and does not apply to CTHE stockholders that are subject to special rules under U.S. federal income tax laws, such as:
•	foreign persons;

•	financial institutions, insurance companies, mutual funds, retirement plans, dealers in securities or foreign currencies, tax-exempt organizations and stockholders subject to the alternative minimum tax;

•	stockholders who hold Xcorporeal common stock as part of a hedge, straddle, constructive sale or conversion transaction, or other risk reduction arrangement;

•	stockholders who acquired their Xcorporeal common stock through stock option or stock purchase programs or otherwise as compensation; and

•	stockholders whose functional currency is not the U.S. dollar.
     In addition, this discussion does not consider the tax treatment of Xcorporeal stockholders that hold their Xcorporeal shares through a partnership or other pass-through entity and it does not address the tax consequences of the merger under foreign, state or local tax laws or U.S. federal estate tax laws.
     The summary is limited to taxpayers who (i) hold their shares of Xcorporeal common stock as “capital assets” (generally, held for investment) and (ii) are U.S. holders for federal income tax purposes. You are a U.S. holder for U.S. federal income tax purposes if you are:
     (1) an individual citizen or resident of the United States;
     (2) a corporation created or organized in the United States or under the laws of the United States or of any state (including the District of Columbia);
     (3) an estate whose income is subject to U.S. federal income tax regardless of its source, or
     (4) a trust if (x) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (y) certain circumstances apply and the trust has validly elected to be treated as a United States person.
     This discussion assumes that the merger constitutes a tax-free reorganization within the meaning of Section 368(a) of the Code. However, neither CTHE nor Xcorporeal has requested nor will either request a ruling from the Internal Revenue Service or an opinion of counsel with regard to any of the tax consequences of the merger. The Internal Revenue Service may assert a contrary position, and it is possible that the Internal Revenue Service may successfully assert a contrary position in litigation or other proceedings.
     Xcorporeal shareholders are urged to consult their own tax advisors as to the U.S. federal income tax consequences of the merger based on their own circumstances, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.
Exchange of Xcorporeal Stock
     Based on the assumption that the merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code, and subject to the limitations and qualifications set forth in this discussion, the following U.S. federal income tax consequences will result from the merger:
•	an Xcorporeal stockholder will not recognize gain or loss on the exchange of Xcorporeal common stock for CTHE common stock pursuant to the merger;

•	the aggregate tax basis of the shares of CTHE stock received by an Xcorporeal stockholder in the merger will be equal to the aggregate tax basis of the shares of Xcorporeal common stock surrendered in exchange therefor;
•	the holding period of the CTHE common stock received by an Xcorporeal stockholder in the merger will include the holding period of the Xcorporeal common stock surrendered therefor; and

•	Xcorporeal will recognize no gain or loss as a result of the merger.

     We cannot assure you that the conclusions contained in this discussion will not be challenged by the Internal Revenue Service or sustained by a court if challenged. If the Internal Revenue Service were to assert successfully that the merger is not a tax-free reorganization within the meaning of Section 368(a) of the Code, then each Xcorporeal stockholder would be required to recognize gain or loss equal to the difference between: (i) the sum of the fair market value of the CTHE common stock received in the exchange, and (ii) the stockholder’s tax basis in the Xcorporeal stock surrendered therefor. In such event, an Xcorporeal stockholder’s tax basis in the CTHE common stock received would be equal to its fair market value at the effective time of the merger, and the stockholder’s holding period for the CTHE common stock would begin on the day after the merger. The gain or loss recognized would be long-term capital gain or loss if the Xcorporeal stockholder’s holding period for the Xcorporeal common stock was more than one year.
Cash Instead of Fractional Shares
     Because there will be no fractional shares transferred in the exchange of Xcorporeal common stock for CTHE common stock, there will be no cash paid in lieu of fractional shares.
Backup Withholding of U.S. Federal Income Tax
     A noncorporate holder of Xcorporeal shares may be subject to backup withholding at the then applicable rate with respect to the amount of cash, if any, received instead of fractional share interests, unless the stockholder: (i) provides a correct taxpayer identification number (which, for an individual stockholder, generally is the stockholder’s social security number) and certifies that he, she or it is not subject to backup withholding on the substitute W-9 that will be included as part of the transmittal letter, or (ii) otherwise is exempt from backup withholding. Backup withholding will not apply to an Xcorporeal stockholder who completes and signs the substitute Form W-9 that is included as part of the transmittal letter, or who otherwise proves to CTHE and its exchange agent that it is exempt from backup withholding. An Xcorporeal stockholder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Backup withholding is not an additional tax and may be claimed as a credit against an Xcorporeal stockholder’s federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.
Reporting and Record Keeping
     An Xcorporeal stockholder is required to retain records of the transaction, and to attach to the stockholder’s federal income tax return for the year of the merger a statement setting forth all relevant facts with respect to the non-recognition of gain or loss in the exchange. At a minimum, the statement must include: (i) the stockholder’s tax basis in the Xcorporeal common stock surrendered, and (ii) the fair market value, as of the time of the effective date of the merger, of the CTHE common stock received in the exchange therefor.
     The preceding discussion does not purport to be a complete analysis of all potential tax consequences of the merger that may be relevant to a particular Xcorporeal stockholder. Holders of Xcorporeal common stock are urged to consult their own tax advisors regarding the specific tax consequences to them of the merger, including the applicability and effect of foreign, state, local and other tax laws.
Accounting Treatment
     It is anticipated that CTHE will account for the merger as a purchase of Xcorporeal by CTHE under generally accepted accounting principles. CTHE will allocate the purchase price based on the fair value of Xcorporeal acquired assets and assumed liabilities. CTHE will consolidate the operating results of Xcorporeal with those of its own, beginning as of the date the parties complete the merger.
     Interests of Xcorporeal Directors and Officers in the Merger
     Under the merger agreement, all of the officers and directors of CTHE will resign upon the effectiveness of the merger, and all of the Xcorporeal directors, Terren S. Peizer, Marc G. Cummins, Daniel S. Goldberger, Victor Gura, M.D., Herve de Kergrohen, M.D., Kelly J. McCrann, Hans-Dietrich Polaschegg, Ph.D. and Jay A. Wolf, are to be appointed to the board of directors of CTHE. Terren S. Peizer, Jay A. Wolf and Marc G. Cummins, each a director of Xcorporeal, hold significant equity positions in Xcorporeal, all of which will be exchanged for equity positions in CTHE. In addition, all of the officers of Xcorporeal will be appointed as officers of CTHE upon closing of the merger.
     In addition, Steven B. Solomon owns 50,000 shares of Xcorporeal common stock purchased in a private placement during the fourth quarter of 2006.
     Employment Agreements
     In connection with the merger, Xcorporeal is entering into employment agreements with Terren S. Peizer, Executive Chairman of Xcorporeal, and Robert Weinstein, Chief Financial Officer of Xcorporeal. These employment agreements are described in further detail in “Related Agreements” beginning on page [___].
Dissenters’ or Appraisal Rights
     Delaware law entitles the holders of record of shares of Xcorporeal stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of those shares, as of the effective time of the merger, as determined by the court in place of the consideration that the holder would otherwise receive in the merger. In order to exercise appraisal rights, a stockholder must demand and perfect the rights in accordance with Section 262 of the Delaware General Corporation Law. The following is a summary of Section 262 and is qualified in its entirety by reference to Section 262, a copy of which is attached hereto as Annex C. Xcorporeal stockholders should carefully review Section 262 of the Delaware General Corporation Law as well as information discussed below to evaluate and, if they wish, perfect their rights to appraisal.
     Under the law of Delaware, where Xcorporeal is incorporated, holders of Xcorporeal common stock who have not consented to the merger and comply with the applicable requirements of Delaware law will have the right to receive an appraisal of the value of their shares in connection with the merger and to be paid such value in cash.
     Under Sections 228(e) and 262(d)(2) of the DGCL, Xcorporeal is required to mail to each holder of Xcorporeal common stock who has not consented in writing to the adoption and approval of the merger agreement and the merger and the transactions contemplated thereby a notice of corporate action taken without a meeting and notice of availability of appraisal rights. The notice of corporate action taken without a meeting, notice of availability of appraisal rights and a copy of Section 262 of the DGCL must be delivered to the applicable Xcorporeal stockholders by either Xcorporeal following receipt of the requisite approval of the adoption and approval of the merger agreement, the merger and the transactions contemplated thereby, or by Xcorporeal within 10 days following the effective date of the merger. Such notice, if given on or after the effective date of the Merger, must also notify the stockholders of the effective date of the Merger. Any stockholder entitled to appraisal rights may, on or before 20 days after the date of mailing of the notice of corporate action taken without a meeting and notice of availability of appraisal rights, demand in writing from Xcorporeal an appraisal of his, her or its shares of Xcorporeal common stock. Such demand will be sufficient if it reasonably informs Xcorporeal of the identity of the stockholder and that the stockholder intends to demand an appraisal of the stockholder’s shares. Failure to make such a demand on or before the expiration of such 20-day period will foreclose a stockholder’s rights to appraisal. If the notice of corporate action taken without a meeting did not notify the stockholders of the effective date of the Merger, either (i) Xcorporeal must send a second notice before the effective date of the Merger notifying each stockholder entitled to appraisal rights of the effective date of the Merger or (ii) Xcorporeal will send such second notice to each stockholder entitled to appraisal rights on or within ten days after the effective date of the Merger, provided, however, that if such second notice is sent more than twenty days following the sending of the first notice, such second notice need only be sent to those stockholders entitled to appraisal rights and who have demanded appraisal rights of their shares in accordance with Section 262(d).
     All written demands for appraisal should be addressed to:Winson Tang, Xcorporeal, Inc., 11150 Santa Monica Boulevard, Suite 340, Los Angeles, CA 90025. Only the holder of record of shares of Xcorporeal common stock is entitled to seek appraisal of the fair value of the shares registered in the holder’s name. The demand for appraisal must be executed by or for the holder of record, fully and correctly, as such holder’s name appears on the holder’s stock certificates. If the stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be made in that capacity, and if the stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be made by or for all owners of record. An authorized agent, including one or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the agent is acting as agent for the record owner or owners.
     A record holder, such as a broker who holds shares of Xcorporeal common stock as nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners with respect to the stock held for such beneficial owners. In such case, the written demand for appraisal should set forth the number of shares covered by the demand. Unless a demand for appraisal specifies a number of shares, such demand will be presumed to cover all shares held in the name of such record owner.
     If the merger is completed, Xcorporeal, will, within 10 days after the effective time of the merger, give written notice of the effective time to each holder of Xcorporeal common stock who has satisfied the requirements of Section 262 of the Delaware General Corporation Law. A person who elects to exercise appraisal rights under Section 262 is called a “dissenting stockholder.” Within 120 days after the effective time, Xcorporeal or any dissenting stockholder may file a petition in the court demanding a determination of the fair value of the shares of Xcorporeal common stock of all dissenting stockholders. Any dissenting stockholder desiring the filing of such petition is advised to file such petition on a timely basis, unless the dissenting stockholder receives notice that Xcorporeal or another dissenting stockholder has filed such a petition.
     If a petition for appraisal is timely filed, the court will determine which stockholders are entitled to appraisal rights and thereafter will determine the fair value of the shares of Xcorporeal common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining such fair value, the court will take into account all relevant factors. The court may determine such fair value to be more than, less than or equal to the consideration that such dissenting stockholder would otherwise be entitled to receive pursuant to the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal terminates.
     The costs of the appraisal proceeding will be determined by the court and taxed against the parties as the court determines to be equitable under the circumstances. Upon the application of any dissenting stockholder, the court may determine the amount of interest, if any, to be paid upon the value of the stock of dissenting stockholders entitled thereto. Upon application of a dissenting stockholder, the court may order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.
     After the effective time of the merger, no dissenting stockholder will have any rights of an Xcorporeal stockholder with respect to such holder’s shares for any purpose, except to receive payment to which Xcorporeal stockholders of record as of a date prior to the effective time are entitled, if any. If a dissenting stockholder delivers to Xcorporeal a written withdrawal of the demand for an appraisal within 60 days after the effective time of the merger or thereafter with the written approval of Xcorporeal, or if no petition for appraisal is filed within 120 days after the effective time, then the right of such dissenting stockholder to an appraisal will cease and such dissenting stockholder will be entitled to receive only the shares of common stock of CTHE as provided in the merger agreement.
     The foregoing is only a summary of Section 262 of the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of Section 262, which is included in Annex C.
Charter Amendments
     Upon the effectiveness of the merger, Xcorporeal will amend its certificate of incorporation to change its name to Xcorporeal Operations, Inc.
     Immediately prior to the effectiveness of the merger, CTHE will amend its certificate of incorporation to effect a stock split whereby every 8.27 shares of CTHE common stock will be automatically converted to one share of CTHE common stock.
     Upon the effectiveness of the merger, CTHE will amend its certificate of incorporation to read substantially the same as the certificate of incorporation of Xcorporeal immediately prior to the merger. The amendment to CTHE’s certificate of incorporation shall also include changing CTHE’s name to Xcorporeal, Inc. Upon the effectiveness of the merger, the bylaws of CTHE will also be amended and restated to read substantially the same as the bylaws of Xcorporeal immediately prior to the merger.
Stock Options and Warrants
     Upon the effectiveness of the merger, options and warrants to purchase common stock of Xcorporeal shall automatically be converted into options and warrants to purchase common stock of CTHE, on the same terms and conditions.
Officers and Directors
     The officers and directors of CTHE shall resign as of the effectiveness of the merger, and the officers and directors of Xcorporeal shall become the officers and directors of CTHE.

Deregistration of Xcorporeal Common Stock
     If the merger is completed, Xcorporeal will undertake to have its common stock deregistered under the Securities Exchange Act of 1934, as amended.
Federal Securities Laws Consequences
     The shares of CTHE common stock to be issued to Xcorporeal stockholders in the merger will not be registered under the Securities Act of 1933, as amended, or the Securities Act. These shares (which do not include any shares that may be issued upon exercise of the Xcorporeal warrants or options to be assumed by CTHE following the effective time of the merger) will be restricted just as the shares of Xcorporeal were restricted immediately prior to the merger. Stockholders may not sell their CTHE common stock acquired in the merger, except pursuant to:
•	an effective registration statement under the Securities Act covering the resale of those shares;

•	an exemption under Rule 145 under the Securities Act (or Rule 144 under the Securities Act, if these persons are or become affiliates of Xcorporeal); or

•	any other applicable exemption under the Securities Act.
THE MERGER AGREEMENT
     This section is a summary of the material terms and provisions of the merger agreement, a copy of which is incorporated by reference and attached as Annex A to this information statement. The following description is not intended to be a complete description of all the terms of the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement. Xcorporeal and CTHE encourage you to carefully read the complete merger agreement for the precise legal terms of the merger agreement and other information that may be important to you.
The Merger
     The merger agreement provides that upon the closing, XC Acquisition Corporation, referred to herein as the merger subsidiary, will be merged with and into Xcorporeal, with Xcorporeal as the surviving corporation. As a result of the merger, Xcorporeal will become a wholly-owned subsidiary of CTHE. The merger will become effective on the date of filing of a certificate of merger with the Secretary of State of the State of Delaware, which the parties have agreed to file as soon as practicable after the closing. This is referred to as the “effective time” of the merger. Following the merger, the certificate of incorporation and bylaws of the Xcorporeal will become the certificate of incorporation and bylaws of the merger subsidiary and CTHE, and the directors and officers of the Xcorporeal will become the directors and officers of the merger subsidiary and CTHE.
The Exchange Ratio and Treatment of Securities
     Immediately prior to the effective time of the merge, CTHE shall effect a reverse stock split, whereby every 8.27 shares of its common stock shall be automatically converted into one share of CTHE common stock.
     At the effective time of the merger:
•	each share of Xcorporeal common stock issued and outstanding immediately prior to the effective time, other than dissenting shares, shares of Xcorporeal common stock held in the treasury of Xcorporeal or that are owned by Xcorporeal, or any of their respective wholly-owned subsidiaries (other than those held in a fiduciary capacity for the benefit of third parties), will cease to be outstanding and will be converted into the right to receive one share of CTHE common stock;

•	each outstanding option to purchase Xcorporeal common stock issued and outstanding immediately prior to the effective time will be converted into an option to purchase CTHE common stock on the same terms and conditions as were applicable under the option to purchase Xcorporeal common stock before the merger; and

•	each outstanding warrant to purchase Xcorporeal common stock issued and outstanding immediately prior to the effective time will be converted into a warrant to purchase CTHE common stock on the same terms and conditions as were applicable under the warrant to purchase Xcorporeal common stock before the merger.
No Exchange of Certificates
     Neither Xcorporeal nor CTHE will be exchanging new stock certificates in connection with the merger.
     HOLDERS OF EXCORPOREAL COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES.
     Because CTHE will be issuing one share of its common stock for each share of Xcorporeal common stock held of record, CTHE will not have to issue any fractional shares in the merger. Accordingly, there will be no need to pay cash in lieu of fractional shares.
     Following the merger, ComputerShare will continue to act as the transfer agent for the combined company.
Transfer of Shares
     The stock transfer books of Xcorporeal will be closed immediately upon the effective time and no transfers of shares of Xcorporeal common stock will be made or recorded on the stock transfer books after the effective time of the merger.
Representations and Warranties of Xcorporeal and CTHE
     The merger agreement contains customary representations and warranties on behalf of Xcorporeal, the merger subsidiary and CTHE relating to, among other things:
•	corporate organization and qualification;

•	capitalization;

•	corporate power and authority;

•	absence of conflicts and required filings and consents;

•	SEC filings and reports;

•	financial statements;

•	absence of material adverse changes;

•	litigation and liabilities;

•	compliance with laws;

•	brokers;

•	taxes;

•	securities trading markets;

•	with respect to CTHE, meets the registrant requirements to be eligible to file a registration statement on Form S-3;

•	absence of stockholder claims;

•	banking relationships;

•	guarantees and powers of attorney;

•	books and records; and

•	contracts.
     The representations and warranties in the merger agreement are complicated and not easily summarized. You should carefully read the sections of the merger agreement entitled “Company’s Representations and Warranties” and “CTHE’s Representations and Warranties.”

Directors and Officers
     The officers and directors of CTHE will resign as of the effectiveness of the merger agreement. The officers and directors of Xcorporeal will become the officers and directors of CTHE.
Fees and Expenses
     All expenses incurred in connection with the merger agreement will be paid by the party incurring such expenses, provided, that Xcorporeal shall pay for up to $25,000 of the reasonable, necessary and customary out-of-pocket costs and expenses (including legal fees) of CTHE incurred in connection with the merger agreement and the transactions.
Conditions to the Consummation of the Merger
     The respective obligations of CTHE to effect the merger are subject to the satisfaction at or prior to the effective time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:
•	Xcorporeal’s representations and warranties contained in the merger agreement will be true and correct as of the closing date, except to the extent such representations and warranties are qualified by materiality or absence of adverse changes, and CTHE shall have received a duly executed certificate from an officer of Xcorporeal to that effect.

•	Xcorporeal shall have performed and complied in all material respects with the covenants, agreements and obligations contained in the merger agreement.

•	No governmental entity or court shall have enacted any judgment, order, decree or injunction that prohibits the consummation of the merger or the consummation of the transactions contemplated thereby.

•	Xcorporeal shall not have taken any action or entered into any transaction outside the ordinary course of business which results in a material adverse effect on it or its business.

•	The merger shall have been approved by the requisite number of Xcorporeal stockholders.
     The respective obligations of Xcorporeal to effect the merger are subject to the satisfaction at or prior to the effective time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:
•	CTHE’s representations and warranties contained in the merger agreement will be true and correct as of the closing date, except to the extent such representations and warranties are qualified by materiality or absence of adverse changes, and Xcorporeal shall have received a duly executed certificate from an officer of CTHE to that effect.

•	CTHE shall have performed and complied in all material respects with the covenants, agreements and obligations contained in the merger agreement.

•	No governmental entity or court shall have enacted any judgment, order, decree or injunction that prohibits the consummation of the merger or the consummation of the transactions contemplated thereby.

•	CTHE shall not have taken any action or entered into any transaction outside the ordinary course of business which results in a material adverse effect on it or its business.

•	The merger shall have been approved by the requisite number of CTHE stockholders.

•	CTHE shall have delivered to Xcorporeal the resignations, effective as of the closing, of each officer and director of acquisition subsidiary and CTHE.
Covenants
     The parties are subject to customary pre-closing covenants, including covenants to:
•	prepare, execute and deliver all documents, and take all actions necessary to consummate the merger;

•	give all necessary third-party notices;

•	make all necessary state and federal filings;

•	cooperate with the other party as necessary in the furtherance of completing the merger;

•	provide reasonable access to the business personnel and properties; and

•	provide notice to the other partners of any material adverse developments.
     In addition, [INSERT PIGGY BACK LANGUAGE]
Termination
     The merger agreement may be terminated at any time prior to completion of the merger by:
•	Xcorporeal and CTHE by mutual written consent.

•	Xcorporeal may terminate the merger agreement:
•	in the event of an uncured breach of the merger agreement by CTHE;

•	if Xcorporeal is not reasonably satisfied with the results of its due diligence regarding CTHE;

•	Xcorporeal’s shares become quoted on the OTC Bulletin Board;

•	the closing of the merger has not occurred by the close of business on Friday, August 31, 2007; or

•	the board of directors on special committee of Xcorporeal determines in good faith that the failure to terminate the merger agreement would constitute a breach of the fiduciary duties of Xcorporeal’s directors or members of the special committee.
•	CTHE may terminate the merger agreement upon written notice at any time prior to the closing of the merger in the event:
•	of an uncured breach by Xcorporeal;

•	CTHE is not reasonably satisfied with the results of its due diligence;

•	the closing of the merger shall not have occurred on or prior to August 31, 2007; or

•	the board of directors or special committee of CTHE determines in good faith that failure to terminate the merger agreement would constitute a breach of the fiduciary duties of CTHE’s directors or members of the special committee.
•	Either Xcorporeal or CTHE may terminate the merger agreement if in the event that a governmental entity has issued a final non-appealable order restraining, enjoining or otherwise prohibiting the transactions contemplated in the merger agreement.

•	In addition, Xcorporeal may terminate the merger agreement and rescind the merger upon written notice to CTHE and the merger subsidiary within 10 days after the closing of the merger of the shares of CTHE common stock do not continue to be quoted on the OTC Bulletin Board immediately following the merger.
     If the agreement is terminated in accordance with the above provisions, the parties will have no further obligation of any kind; provided, that, if the merger agreement is terminated because Xcorporeal’s common stock becomes listed on the OTC Bulletin Board, Xcorporeal shall pay to CTHE an amount equal to its reasonable out-of-pocket costs and expenses related to the merger.
Related Agreements
     In connection with the merger, Xcorporeal is entering into the following agreements:

•	Terren S. Peizer entered into an Executive Chairman Agreement with Xcorporeal for an initial term of three years. His salary will be $450,000 per year with a signing bonus of $225,000. Under the agreement, Mr. Peizer will be entitled to receive an annual bonus at the discretion of the Board based on performance goals and targeted at 100% of his annual salary. He is also eligible to participate in any equity incentive plans adopted by Xcorporeal. Mr. Peizer will be entitled to all perquisites to which other directors and senior executives are entitled and participation in any other fringe benefits offered by us to Xcorporeal employees generally. In the event Mr. Peizer is terminated without good cause or if he resigns for good reason, as such terms are defined in the Executive Chairman Agreement, Xcorporeal will be obligated to pay Mr. Peizer in a lump sum an amount equal to three years’ salary (at the rate in effect at the time of termination), plus 100% of the targeted bonus for the year of termination. At the end of the initial three year term, the Executive Chairman Agreement will automatically renew for successive one year periods unless either party gives notice of the intent not to renew no later than six months prior to the end of the then current term.

•	Robert Weinstein has entered into an Employment Agreement with Xcorporeal with an initial term of one years. His salary will be $275,000 per year. Under the agreement, Mr. Weinstein will be entitled to receive an annual bonus at the discretion of the Board based on performance goals and targeted at 50% of his annual salary. In addition to any perquisites and other fringe benefits provided to other executives, Mr. Weinstein will receive options to purchase 300,000 shares of common stock under Xcorporeal’s 2006 Incentive Compensation Plan at an exercise price of $7.00 per share and vesting at a rate of 25% per year. In the event Mr. Weinstein is terminated without good cause, as such terms are defined in the Employment Agreement, Xcorporeal will be obligated to pay Mr. Weinstein in a lump sum an amount equal to 90 days’ salary (at the rate in effect at the time of termination).

•	As a condition to the merger agreement, CTHE has entered into an Indemnity Agreement with Steven B. Solomon, pursuant to which Mr. Solomon represents and warrants that to the best of his knowledge CTHE and merger subsidary’s representations and warranties contained in the merger agreement are true, complete and correct in all material respects. In addition, Mr. Solomon indemnifies and hold Xcorporeal harmless from any and all claims arising out of or relating to the manner in which CTHE reported certain distributions to shareholders of CTHE, including without limitation any claims brought by CTHE shareholders in connection with the foregoing.
INFORMATION ABOUT XCORPOREAL
Business of Xcorporeal
Overview
     We are a medical device company actively researching and developing an extra-corporeal platform to perform functions of various human organs. Our prototype systems apply modern electronics and engineering principals to reduce the size, cost and power requirements of conventional extracorporeal therapies including kidney dialysis and ultrafiltration. Our platform may also improve the quality of therapy delivered ultimately leading to better patient outcomes and reduced healthcare costs. The products we plan to bring to market include:
•	Portable kidney dialysis for use in the clinic, hospital, or at home

•	Wearable Artificial Kidney (WAK) for chronic treatment of End Stage Renal Disease (ESRD)

•	Portable ultrafiltration for management of fluid overload in hospital or clinic settings

•	Wearable Ultrafiltration Device (WUD) for chronic treatment of fluid overload.

     We are a development stage company, have been unprofitable since our inception, and will incur substantial additional operating losses for at least the next twelve months as we continue to implement commercial operations and allocate significant and increasing resources to research, development, clinical trials, and other activities. Accordingly, our activities to date are not as broad in depth or scope as the activities we will undertake in the future, and our historical operations and financial information are not indicative of our future operating results, financial condition, or ability to operate profitably as a commercial enterprise.
     Since we began implementing our current business model on August 31, 2006, we have accomplished the following milestones:
•	Raised over $29 million in equity financing in the fourth quarter of 2006 selling shares of Xcorporeal common stock at $7.00 per share.

•	Recruited experienced independent board members

•	Recruited top industry management team and scientific staff

•	Advanced the clinical studies for our technology

•	Paid in excess of $1 million in licensed product development expenses.
For the coming year we plan to test and develop the technology for our extra-corporeal platform and other medical devices. We will also plan our Validation and Verification strategy including bench testing, clinical testing, and regulatory strategy in the US and abroad.
     Some of our products may qualify for the 510(k) regulatory process in the US based on the existence of predicate devices. Other products, for example our Wearable Artificial Kidney and Wearable Ultrafiltration Device are likely to require a full PMA treatment which will be longer and more expensive.
     Product Applications
     Our Wearable Artificial Kidney (WAK) is a breakthrough technology for the chronic treatment of End Stage Renal Disease (ESRD). We have successfully demonstrated a prototype system that weighs less than 6 kg., is battery operated, and can be worn by an ambulatory patient. Our miniature, wearable device will enable continuous (24 x 7) renal replacement therapy on a chronic basis at home. Continuous therapy has previously been shown to reduce mortality, reduce morbidity, and improve quality of life in ESRD patients. Our WAK is the first practical device to provide continuous, chronic therapy, because:
•	Reduced size, weight, and power consumption allows us to deploy a wearable package so that the treatment does not interfere with normal activities of daily life.

•	Reduced fluid requirements make the WAK easy to use for consumers and reduce utility requirements (water, electricity) at home.

•	Novel vascular access makes the WAK safe and effective for home use.
     Packaged differently, the same attributes (portability, size, weight, fluid and power reduction) make the WAK a very attractive alternative to conventional Continuous Renal Replacement Therapy (CRRT) machines for hospitalized patients. Our miniature system can also be configured to treat fluid overload in Congestive Heart Failure (CHF) patients.
Research and Development
     R&D Team

     We acquired the exclusive license to our platform technology on September 1, 2006, and have commenced planning and implementing our research and development efforts. We have recruited an experienced scientific team to execute our research and development plan. The goals of our research and development efforts will include:
•	Improving the chemicals used in the dialysis process. The current chemicals have been used for decades. We believe new chemicals that last longer and can be used in smaller quantities would further reduce the cost and weight of our product.

•	Developing software to allow physicians to customize the function of the device to meet the specific dialysis needs of each patient.

•	Adapting the extra-corporeal platform technology underlying our Wearable Artificial Kidney to other medical uses. We believe our technology is a platform for a number of other devices that can be used to treat other diseases and will offer substantive value propositions for patients and healthcare providers.

•	Expanding our recruiting and retaining an experienced team of scientists and engineers.
     Clinical Studies
     The feasibility of the WAK prototype was demonstrated in a porcine model during 2004 and 2005. The feasibility of the WAK prototype for treatment of fluid overload in humans was demonstrated by the treatment of six volunteers in Vicenza, Italy in July and August 2006. We demonstrated the feasibility of the WAK prototype for dialysis treatment in humans by the treatment of eight volunteers in London in March 2007. We are planning additional clinical trials over the next few years, culminating in a pivotal study to support a regulatory submission.
     We incurred approximately $1.3 million in research and development expenses for the year ended December 31, 2006 and expect to incur $6.1 million in research and development expenses in 2007. The projected increase is a result of additional headcount in the areas of product development and quality assurance and regulatory affairs, a higher level of third-party consulting activity and related expenses.
     Government Regulation
     US Regulation
     We are subject to extensive government regulation relating to the development and marketing of our products. Due to the relatively early nature of our development efforts, we have not yet confirmed with the FDA its view of the regulatory status of any of our products or which center of the FDA might have primary responsibility for review of the regulatory submissions we intend to make. Depending on the claims made and the FDA’s ruling regarding the regulatory status of each of our products, they may be designated as a device, a biologic or as a combination product. However, we anticipate that regardless of regulatory designation, we will need to conduct clinical studies involving human subjects before being able to market our products in the US.
     To support a regulatory submission, the FDA commonly requires clinical studies to show safety and effectiveness. While we cannot currently state the nature of the studies the FDA may require due to our early stage of product development, it is likely any product we attempt to develop will require time-consuming clinical studies in order to secure approval.
     Outside the US, our ability to market potential products is contingent upon receiving market application authorizations from the appropriate regulatory authorities. These foreign regulatory approval processes may involve differing requirements than those of the FDA, but also generally include many, if not all, of the risks associated with the FDA approval process described above, depending on the country involved.
     In the US, medical devices are classified into three different classes, Class I, II and III, on the basis of controls deemed reasonably necessary to ensure the safety and effectiveness of the device. Class I devices are subject to general controls, including labeling, pre-market notification and adherence to the FDA’s Good Manufacturing Practices (GMP), Class II devices are subject to general and special controls, including performance standards, post-market surveillance, patient registries and FDA guidelines, and Class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness, that is, life-sustaining, life-supporting and implantable devices, or new devices, which have been found not to be substantially equivalent to legally marketed devices. Because of their breakthrough nature, some of our devices may be considered Class III.
     Before new medical devices such as our products can be marketed, marketing clearance must be obtained through a pre-market notification under Section 510(k) of the Federal Food, Drug and Cosmetic (FDC) Act. Noncompliance with applicable requirements can result in fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to authorize the marketing of new products or to allow us to enter into supply contracts and criminal prosecution. A 510(k) clearance will typically be granted by the FDA, if it can be established that the device is substantially equivalent to a “predicate device,” which is a legally marketed Class I or II device or a pre-amendment Class III device (that is, one that has been marketed since a date prior to May 28, 1976), for which the FDA has not called for pre-market approval (PMA). The FDA has been requiring an increasingly rigorous demonstration of substantial equivalence, which may include a requirement to submit human clinical trial data. It generally takes 4 to 12 months from the date of a 510(k) submission to obtain clearance, but it may take longer.
     If clearance or approval is obtained, any device manufactured or distributed by us will be subject to pervasive and continuing regulation by the FDA. We will be subject to routine inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the U.S. including labeling regulations, GMP requirements, Medical Device Reporting (MDR) regulation which requires a manufacturer to report to the FDA certain types of adverse events involving its products, and the FDA’s prohibitions against promoting products for unapproved or “off-label” uses.
     European Community
     International Organization for Standards (ISO) standards were developed by the European Community (EC) as a tool for companies interested in increasing productivity, decreasing cost and increasing quality. The EC uses ISO standards to provide a universal framework for quality assurance and to ensure the good quality of products and services across borders. The ISO standards (it is now ISO13485) have facilitated trade throughout the EC, and businesses and governments throughout the world are recognizing the benefit of the globally accepted uniform standards. Any manufacturer we utilize for purposes of producing our products (including us, if we manufacture any of our own products) will be required to obtain ISO certification to facilitate the highest quality products and the easiest market entry in cross-border marketing. This will enable us to market our products in all of the member countries of the EC. We also will be required to comply with additional individual national requirements that are outside the scope of those required by the European Economic Area.
     Any medical device that is legally marketed in the US may be exported anywhere in the world without prior FDA notification or approval. The export provisions of the FDC Act apply only to unapproved devices. While FDA does not place any restrictions on the export of these devices, certain countries may require written certification that a firm or its devices are in compliance with US law. In such instances FDA will accommodate US firms by providing a Certificate for Foreign Government. In cases where there are devices which the manufacturer wishes to export during the interim period while their 510(k) submission is under review, exporting may be allowed without prior FDA clearance under certain limited conditions.
     Competition
     We compete directly and indirectly with other biotechnology and healthcare equipment businesses, including those in the dialysis industry. The major competitors for the Xcorporeal platform technology are those companies manufacturing and selling dialysis equipment and supplies. Xcorporeal will compete with these companies in the critical care markets as well as the wearable application markets. In many cases, these competitors are larger and more firmly established than we are. In addition, our competitors have greater marketing and development budgets and greater capital resources than our company. The Wearable Artificial Kidney will also compete with dialysis clinics in treating ESRD patients. We anticipate that some of our primary competitors will be companies such as Baxter, Fresenius, Gambro, NxStage, and Nephros.
     License Agreement

     On September 1, 2006, we entered into the License Agreement pursuant to which we obtained exclusive rights to our technology relating to the treatment of kidney failure and congestive heart failure, with no geographic restrictions, that will last for a period of ninety-nine years or until the expiration of its proprietary rights in each item of intellectual property, if earlier. As consideration for granting the license, we agreed to reimburse designated costs and expenses of our licensor, and pay a minimum royalty of 7% of net sales, with an annual minimum royalty of $250,000.
     Patents and Trademarks
     We have exclusive license rights to two issued US patents, No. 20050101901 “Wearable continuous renal replacement therapy device,” and No. 20040254514 “Wearable ultrafiltration device” from the US Patent & Trademark Office. We also have exclusive rights to a pending application specifically for the pump, the most critical part of all four devices, “Dual-Ventricle Pump Cartridge,” and another proposed patent for “Method For Installing and Servicing a Wearable Continuous Renal Replacement Therapy Device” which is aimed to prevent entry into the wearable device market. We are actively developing our intellectual property, and plan to continually expand our patent portfolio.
     We have pending applications to register our trademarks “Xcorporeal,” “Xcorporeal WUD” and “Xcorporeal WAK.”
     Employees
     We have ten full-time employees, comprised of our President and Chief Operating Officer, Chief Medical and Scientific Officer, Vice President of Quality Assurance and Regulatory Affairs, and seven other personnel in research and development and administration. We also have one full-time contract employee, our Interim Chief Financial Officer. We believe that our employee relations are good.
Business Development
     Formation
     We were incorporated in the State of Nevada as Pacific Spirit Inc. on May 4, 2001 to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc.
     Contribution and License Agreement
     On August 11, 2006, Consolidated National, LLC (CNL), whose sole managing member is our current Chairman, entered into an Irrevocable Option Agreement with National Quality Care, Inc. (NQCI) following extensive negotiations that commenced in late 2005. There was no pre-existing relationship between NQCI and CNL or their principals.
     On August 31, 2006, we entered into a Contribution Agreement with CNL, giving us the right to enter into a Merger Agreement and a License Agreement with NQCI. We issued 9,600,000 shares of common stock, a 96% voting interest in our company, to CNL in exchange for all of our right, title, and interest to the name “Xcorporeal” and related trademark applications and domain names, and the right to enter into a License Agreement with NQCI. Prior to the August 31, 2006 transaction, we were a shell corporation.
     On September 1, 2006, we entered into a License Agreement with NQCI, pursuant to which we obtained the exclusive rights to the technology relating to our congestive heart failure treatment, kidney failure treatment, and other medical devices. As a result, we have become a developmental stage company focused on researching, developing, and commercializing technology and products related to the treatment of kidney failure and congestive heart failure.
     On December 1, 2006, we initiated arbitration proceedings against NQCI for its breach of the License Agreement, which remains pending. On December 29, 2006, NQCI served us with a written notice purporting to terminate the License Agreement for unspecified alleged breaches. On January 2, 2006, we advised NQCI that we did not consent to termination of the License Agreement, that we have not breached the License Agreement, and that NQCI has no right to unilaterally terminate the License Agreement in any event. Accordingly, the License Agreement cannot be terminated.
     Delaware Reincorporation
     We were incorporated in the State of Nevada as Pacific Spirit Inc. on May 4, 2001 to engage in the acquisition, exploration and development of natural resource properties. On August 31, 2006, we changed our name to Xcorporeal, Inc., and thereafter acquired the rights to our congestive heart failure treatment products, Wearable Artificial Kidney, and other medical devices. As a result, we have become a developmental stage company focused on researching, developing, and commercializing technology and products related to the treatment of kidney failure and congestive heart failure.
     On October 13, 2006, Xcorporeal, Inc., a Nevada corporation (Xcorporeal Nevada), consummated a merger with and into its newly-formed, wholly-owned subsidiary, Xcorporeal Merger Corporation, a Delaware corporation (Xcorporeal Delaware) for the purpose of changing the Company’s domicile from Nevada to Delaware. The reincorporation was approved by all of the stockholders of Xcorporeal Nevada. At the effective time of the reincorporation, Xcorporeal Delaware changed its name to Xcorporeal, Inc., and each outstanding share of Xcorporeal Nevada common stock, par value $0.001 per share, was automatically converted into one share of Xcorporeal Delaware common stock, par value $0.0001 per share. In addition, the number of common and preferred shares authorized was amended to 40,000,000 and 10,000,000, respectively. Each stock certificate representing issued and outstanding shares of Xcorporeal Nevada common stock continues to represent the same number of shares of Xcorporeal Delaware common stock. The substance of each stockholder’s ownership interest will not materially change as a result of the reincorporation. The change in par value has been applied retroactively.
     As a result of the merger, the shares of Xcorporeal Nevada were converted into Xcorporeal Delaware’s common shares of capital stock on a ratio of one to one. Additionally, all warrants and options of Xcorporeal Nevada outstanding at the consummation of the merger were converted into warrants and options of Xcorporeal Delaware on a ratio of one to one.
     Terminated Merger Agreement
     On September 1, 2006, we entered into a Merger Agreement with NQCI which contemplated that we would acquire NQCI as a wholly owned subsidiary pursuant to a triangular merger, or we would issue to NQCI shares of our common stock in consideration of the assignment of the technology relating to our Wearable Artificial Kidney and other medical devices.
     The merger was not consummated, and the Merger Agreement expired by its own terms on December 31, 2006. In addition, on December 29, 2006, NQCI served written notice that it was terminating the Merger Agreement, and on January 2, 2006, we consented to the termination. Accordingly, the Merger Agreement is now terminated. We will not be proceeding with any merger with NQCI. The termination of the Merger Agreement had no effect on the License Agreement, the Contribution Agreement, or the shares we issued to CNL.
Reports to Security Holders
     We will send an annual report including audited financial statements to all of our stockholders of record. Anyone may obtain a copy of our annual report without charge by writing us at: Investor Relations, Xcorporeal, Inc, 11150 Santa Monica Blvd., Suite 340, Los Angeles, California 90025.
     We file reports with the Securities and Exchange Commission (SEC) in accordance with the Securities Exchange Act of 1934, as amended, including annual reports on Form 10-KSB, quarterly reports on Form 10-QSB, current reports on Form 8-K, proxy statements and other information.
     The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer, and the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Plan of Operation
     Liquidity and Capital Resources
     We expect to incur operating losses and negative cash flows for the foreseeable future. During the fourth quarter of 2006 we raised approximately $27.3 million (net of placement fees of $2.1 million) through a private placement. Our ability to execute on our current business plan is dependent upon our ability to develop and market our products, and, ultimately, to generate revenue.
     As of December 31, 2006, we had net cash on hand of approximately $27.4 million. We are expending cash at a rate of approximately $0.8 million per month, and at present rates can satisfy our cash requirements for approximately three years. At present rates, we will not have to raise additional funds in the next twelve months.
     Research and Development
     For the coming year we plan to test and develop the technology pursuant to our exclusive license to our Wearable Artificial Kidney (WAK) and other medical devices.
     We acquired the exclusive license to our platform technology on September 1, 2006, and have commenced planning and implementing our research and development efforts. One version of our technology platform is the Wearable Ultrafiltration Device (WUD) for treatment of Congestive Heart Failure (CHF). The WUD is composed of three subsystems:
1.	The disposable blood circuit which will be replaced once or twice per week at the hospital by personnel trained in sterile technique.

2.	The disposable ultrafiltration circuit and collection bag which will be emptied by the patient periodically.

3.	The durable pumps, sensors, and electronic systems which will be packaged in a wearable harness.
     Another version of our technology platform is called the Wearable Artificial Kidney (WAK) for treatment of End Stage Renal Disease (ESRD). The WAK is composed of three subsystems:
1.	The disposable blood circuit which will be replaced once or twice per week at the dialysis clinic by personnel trained in sterile technique.

2.	The disposable dialysate circuit and regeneration system which will be replaced once or twice per day by the dialysis patient at home.

3.	The durable pumps and electronic systems which will be packaged in a wearable harness.
     As of December 31, 2006; Xcorporeal employed a small team of scientists under the direction of Dr. Victor Gura. During 2007, Xcorporeal will recruit an interdisciplinary team of scientists, engineers, and clinical trial professionals. This larger staff will be responsible for designing and building improved versions of the WUD and WAK. Among other things, our research and development efforts will include:
•	Integrating the pumps, electronics, sensor systems, and power supply into a smaller, lighter, more reliable package suitable for manufacturing.

•	Packaging the durable and disposable components ergonomically and protecting the device from environmental interferences (temperature, moisture).

•	Refining the vascular access of the disposable blood circuit.

•	Refining the anticoagulation strategy of the disposable blood circuit.

•	Evaluation and selection of a dialyzer consistent with our ergonomic package and suitable for manufacturing.

•	Optimization and refinement of the dialysate regenerating system. Investigation of new chemistries that could reduce the size, weight and/or cost of the regenerating system.

•	Development of sensor systems and software to identify and manage fault conditions.

•	Optimization and refinement of the battery power system and overall operating characteristics.

•	Refinement of the sterilization process and validation for the disposable subsystems.

•	System integration of all of the above elements.

•	Verification and Validation of the safety and functionality of the resulting devices.
     Clinical Studies
     The feasibility of the WAK prototype was demonstrated in a porcine model during 2004 and 2005. The feasibility of the WUD prototype for treatment of fluid overload in humans was demonstrated in six volunteers in Vicenza, Italy in the summer of 2006. We demonstrated the feasibility of the WAK prototype for dialysis treatment in humans in eight volunteers in London in March 2007. We are planning additional clinical trials over the next few years, culminating in a pivotal study to support a regulatory submission.
     Employees
     We will continue to hire personnel as our business and research expands. At December 31, 2006, we had seven full-time employees. During 2007 we plan to add additional employees, particularly in the areas of product development, regulatory affairs, and quality assurance. Our headcount is expected to exceed 15 employees by the end of the year. We also utilize, whenever appropriate, contract and part-time professionals in order to conserve cash and resources.
Management’s Discussion and Analysis
     Results of Operations for the years ended December 31, 2006 and 2005
     We have not generated any revenues since inception. We incurred a net loss of $4,380,212 for the year ended December 31, 2006, compared to net loss of $35,753 for the year ended December 31, 2005. The increase in net loss was primarily due to professional fees and salaries, and payment of reimbursed expenses under our License Agreement during the fourth quarter of 2006. At December 31, 2006, we had working capital of $25,397,733, compared to negative working capital of $(52,557) at the beginning of the year. At December 31, 2006, our total assets were $27,535,543, which consisted primarily of cash from the sale of our common stock. We had no assets at the beginning of the year.
     Off-Balance Sheet Arrangements
     As of December 31, 2006, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results of operations or cash flows.
     Legal Proceedings
     From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. Except as described in Item 3. Legal Proceedings, as of the date of this report we are not currently involved in any legal proceeding that we believe would have a material adverse effect on our business, financial condition or operating results.

     Critical Accounting Policies and Estimates
     The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Generally accepted accounting principles require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. We base our estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. Our actual results may differ from those estimates.
     We consider our critical accounting policies to be those that involve significant uncertainties, require judgments or estimates that are more difficult for management to determine or that may produce materially different results when using different assumptions. We consider the following accounting policies to be critical:
Identifiable Intangibles
     Certain costs associated with obtaining and licensing patents and trademarks are capitalized as incurred and are amortized on a straight-line basis over the shorter of their estimated useful lives or their legal lives of 17 to 20 years. Amortization of such costs begins once the patent or trademark has been issued. We evaluate the recoverability of our patent costs and trademarks quarterly based on estimated undiscounted future cash flows.
Stock-Based Compensation
     Effective January 1, 2006, we adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. (SFAS) No. 123-R , Share-Based Payment. SFAS 123-R requires employee stock options and rights to purchase shares under stock participation plans to be accounted for under the fair value method and requires the use of an option pricing model for estimating fair value. Accordingly, share-based compensation is measured at grant date, based on the fair value of the award. At December 31, 2006, warrants to purchase our common stock were issued to consultants, and options to purchase our common stock were granted to employees and directors.
     The fair value of all share purchase options and warrants granted to employees are expensed over their vesting period with a corresponding increase to Additional Paid in Capital. Upon exercise of share purchase options and warrants, the consideration paid by the option holder is recorded as an increase to share capital.
     We use the Black-Scholes Option Valuation Model to calculate the fair value of share purchase options and warrants at the date of grant. Pricing models require the input of highly subjective assumptions, including the expected price volatility. Changes in these assumptions can materially affect the fair value estimate and, therefore, the existing models do not necessarily provide a reliable measure of the fair value of our share purchase options and warrants.
     Recent Accounting Pronouncements
     In July 2006, the FASB released FASB Interpretation No. (FIN) 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting and reporting for uncertainties in income tax law. This Interpretation prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. This statement is effective for fiscal years beginning after December 15, 2006. We are currently in the process of evaluating the expected effect of FIN 48 on our results of operations and financial position.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS 157 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are required to adopt the provision of SFAS 157, as applicable, beginning in fiscal year 2008. We are currently in the process of evaluating the expected effect of SFAS 157 on our results of operations and financial position.
     In February 2007, the FASB issued SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities”. SFAS 159 permits an entity to choose to measure many financial instruments and certain items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reporting earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. Entities will report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, which for us would be our fiscal year beginning August 1, 2008. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity makes that choice in the first 120 days of that fiscal year and also elects to apply to provision of FASB Statement No. 157, “Fair Value Measurements.” We are currently evaluating the impact that the adoption of SFAS 159 will have on our financial statements.
     In December 2006, the FASB issued FSP 00-19-2, Accounting for Registration Payment Arrangements, which addresses accounting for registration payment arrangements. FSP 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, “Accounting for Contingencies.” FSP 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment. FSP 00-19-2 is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangement and related financial instruments entered into prior to December 21, 2006, FSP 00-19-2 is effective for financial statements issued for fiscal years beginning after December 15, 2006 and interim periods within those financial years. Companies are required to report transition through a cumulative- effect adjustment to the opening balance of retained earnings as of the first interim period for the fiscal year in which FSP 00-19-2 is adopted. The adoption of FSP 00-19-2 during the fourth quarter of 2006 did not have any affect on our financial position and results of operations.
     In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. (SAB) 108 (Topic 1N), “Considering the Effects of Prior Year Misstatement when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires SEC registrants (i) to quantify misstatements using a combined approach that considers both the balance-sheet and income-statement approaches, (ii) to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors, and (iii) to adjust their financial statements if the new combined approach results in a conclusion that an error is material. SAB No. 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB No. 108 did not have any effect on our financial position and results of operations.
Directors, Executive Officers, Promoters, Control Persons and Corporate Governance; Compliance with Section 16(a) of the Exchange Act
Directors and Executive Officers
     Our current officers and directors are listed below. Each of our directors will serve for one year or until their respective successors are elected and qualified. Our officers serve at the pleasure of the board of directors.

			Director
Name	Age	Position	Since
Terren S. Peizer	47	Chairman of the Board	2006
Daniel S. Goldberger	48	President, Chief Operating Officer and Director	2006
Victor Gura, M.D.	65	Chief Medical and Scientific Officer, and Director	2006
Robert S. Stefanovich	42	Chief Financial Officer
Marc G. Cummins	46	Director	2006
Hervé de Kergrohen, M.D.	48	Director	2006
Nicholas S. Lewin	29	Director	2007
Jay A. Wolf	33	Director	2006
     Terren S. Peizer has served as Chairman of our Board of Directors since August 2006. From April 1999 to October 2003, Mr. Peizer served as Chief Executive Officer of Clearant, Inc., which he founded to develop and commercialize a universal pathogen inactivation technology. He served as Chairman of its board of directors from April 1999 to October 2004 and a Director until February 2005. From February 1997 to February 1999, Mr. Peizer served as President and Vice Chairman of Hollis-Eden Pharmaceuticals, Inc. In addition, from June 1999 through May 2003 he was a Director, and from June 1999 through December 2000 he was Chairman of the Board, of supercomputer designer and builder Cray Inc., and remains its largest beneficial stockholder. Mr. Peizer has been the largest beneficial stockholder and held various senior executive positions with several technology and biotech companies. In these capacities he has assisted the companies with assembling management teams, boards of directors and scientific advisory boards, formulating business and financial strategies, investor and public relations, and capital formation. Mr. Peizer has been a Director, Chairman of the Board and Chief Executive Officer of Hythiam, Inc., a healthcare services management company focused on delivering solutions for those suffering from alcoholism and other substance dependencies, since September 2003. Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance, and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston and Drexel Burnham Lambert. He received his B.S.E. in Finance from The Wharton School of Finance and Commerce.
     Daniel S. Goldberger has served as our President and Chief Operating Officer since October 2006. Mr. Goldberger has been the Chief Executive Officer of Glucon Inc., a privately held glucose monitoring business since 2004. From 2001 to 2004, Mr. Goldberger served as President and as a Director of the Medical Group of OSI Systems, Inc. (NASDAQ: OSIS), which included the Spacelabs, Dolphin, Osteometer product lines with combined revenue approaching $250 million. Mr. Goldberger was also the co-founder of Optiscan Biomedical Corporation, where he served as Director from 1994 to 2001 and also served as its Vice President from 1994 to 1998 and then as its President from 1998 to 2001. Mr. Goldberger has over 25 years of management experience with large and small medical device companies, including Nellcor and Square One Technology. He received his B.S.M.E. from Massachusetts Institute of Technology and his M.S.M.E. from Stanford University.
     Victor Gura, M.D. has served as our Chief Medical and Scientific Officer in December 2006. Dr. Gura has been a member of our board of directors since October 13, 2006. He served as Chief Scientific Officer of National Quality Care, Inc. from 2005 to November 2006. He was formerly its Chairman of the Board, President and Chief Executive Officer. Dr. Gura is board certified in internal medicine/nephrology. He has been a director and principal shareholder of Medipace Medical Group, Inc. in Los Angeles, California, since 1980. Dr. Gura has been an attending physician at Cedars-Sinai Medical Center since 1984 and the medical director of Los Angeles Community

Dialysis since 1985. He also serves as a Clinical Assistant Professor at UCLA School of Medicine. He was a fellow at the nephrology departments at Tel Aviv University Medical School and USC Medical Center. Dr. Gura received his M.D. from School of Medicine, Buenos Aires University.
     Robert S. Stefanovich has served as our interim Chief Financial Officer since January 2007. From September 2002 through July 2006, Mr. Stefanovich served as Executive Vice President and Chief Financial Officer of Artemis International Solutions Corporation, a publicly traded software company. Prior to that, he held several senior positions, including Chief Financial Officer and Secretary of Aethlon Medical Inc., a publicly traded medical device company and Vice President of Administration at SAIC, a Fortune 500 company. Mr. Stefanovich also was a member of the Software Advisory Group and an Audit Manager with Price Waterhouse LLP’s (now PricewaterhouseCoopers) hi-tech practice in San Jose, CA and Frankurt, Germany. He received his Masters of Finance/Accounting and Engineering from University of Darmstadt, Germany.
     Marc G. Cummins has served as a Director since November 2006. He is a Managing Partner of Prime Capital, LLC, a private investment firm focused on consumer companies. Prior to founding Prime Capital, Mr. Cummins was managing partner of Catterton Partners, a private equity investor in consumer products and service companies with over $1 billion of assets under management. He has served as a director of Hythiam, Inc. since 2004. Prior to joining Catterton in 1998, Mr. Cummins spent fourteen years at Donaldson, Lufkin & Jenrette Securities Corporation where he was Managing Director of the Consumer Products and Specialty Distribution Group, and was also involved in leveraged buyouts, private equity and high yield financings. Mr. Cummins received a B.A. in Economics, magna cum laude, from Middlebury College, where he was honored as a Middlebury College Scholar and is a member of Phi Beta Kappa. He also received an M.B.A. in Finance with honors from The Wharton School at University of Pennsylvania.
     Hervé de Kergrohen, M.D. has served as a Director since November 2006. Since August 2002, he has been a Partner with CDC Enterprises Innovation in Paris, a European venture capital firm, and since January 2001 has been Chairman of BioData, an international healthcare conference in Geneva. He sits on several boards with U.S. and European private health care companies, including Kuros BioSurgery and Bioring SA in Switzerland since January 2003, Praxim SA, Biomethode, and Hythiam, Inc. since September 2003, and Clearant, Inc. since December 2001. From February 1999 to December 2001 he was Head Analyst for Darier Hentsch & Co., then the third largest Geneva private bank and manager of its CHF 700 million health care fund. From February 1997 to February 1998 he was the Head Strategist for the international health care sector with UBS AGin Zurich. Dr. de Kergrohen started his involvement with financial institutions in 1995 with Bellevue Asset Management in Zug, Switzerland, the fund manager of BB Biotech and BB Medtech, where he covered the healthcare services sector. He was previously Marketing Director with large U.S. pharmaceutical companies such as Sandoz USA and G.D. Searle, specialized in managed care. Dr. de Kergrohen received his M.D. from Université Louis Pasteur, Strasbourg, and holds an M.B.A. from Insead, Fontainebleau.
     Nicholas S. Lewin has served as a Director since February 2007. He has been a private investor since 2000 operating in both the public and private markets. Mr. Lewin has invested across many industries, and throughout the capital structure. He invests in special situations and in companies with innovative technologies and strong intellectual property. Generally, these are activist situations working with management. Representative industries include biotechnology, healthcare, telecom and media. Mr. Lewin sits on the boards of directors of VirnetX and Duramedic. He holds a BA from Johns Hopkins University.
     Jay A. Wolf has served as a Director since November 2006. He has over a decade of investment and operations experience in a broad range of industries. His investment experience includes: senior and subordinated debt, private equity (including leveraged transactions), mergers & acquisitions and public equity investments. Since 2003, Mr. Wolf has served as a Managing Director of Trinad Capital. From 1999 to 2003, he served as the Executive Vice President of Corporate Development for Wolf Group Integrated Communications Ltd. where he was responsible for the company’s acquisition program. From 1996 to 1999, Mr. Wolf worked at Canadian Corporate Funding, Ltd., a Toronto-based merchant bank in the senior debt department and subsequently for Trillium Growth, the firm’s venture capital Fund. He sits on the boards of Shells Seafood Restaurants, Prolink Holdings Corporation, Optio Software, Inc. and Starvox Communications, Inc. Mr. Wolf received a Bachelor of Arts from Dalhousie University.

     Family Relationships
     There are no family relationships among any of our directors or executive officers.
     Legal Proceedings
     There have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of our company during the past five years.
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. These insiders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. Based solely upon our review of copies of such forms we have received, and other information available to us, to the best of our knowledge all required forms have been filed on a timely basis, except for the filing of a Form 4 by Mr. Peizer on November 22, 2006, a Form 3 by Dr. Gura and Mr. Goldberger on November 27, 2006, and a Form 3 by Mr. Cummins on December 18, 2006.
Code of Ethics
     We have a Code of Ethics that applies to all of our officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, and others performing similar functions. A copy of our Code of Ethics is attached as Exhibit 14.1 to this report.
Corporate Governance
     Nominating Committee
     Effective February 27, 2007, our board of directors authorized the formation of a Nominating Committee to consist entirely of independent directors. The committee’s primary function is to review and recommend potential director candidates.
     The Nominating Committee will consider director candidates that are suggested by members of the board, as well as by management and stockholders. The committee may also retain a third-party executive search firm to identify candidates. The process for identifying and evaluating nominees for director involves reviewing potentially eligible candidates, conducting background and reference checks, interviewing the candidate and others (as schedules permit), meeting to consider and approve the candidate and, as appropriate, preparing and presenting to the full board an analysis with regard to particular recommended candidates. The Nominating Committee considers a potential candidate’s experience, areas of expertise, and other factors relative to the overall composition of the board. The committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.
     Audit Committee
     Effective February 27, 2007, our board of directors established a separately-designated standing Audit Committee in accordance with section 3(a)(58)(A) of the Exchange Act. Messrs. Wolf (Chairman), Cummins and Lewin are members of the Audit Committee. All members of the Audit Committee are independent directors as defined by NASD Marketplace Rule 4200(a)(15) and Rule 10A-3(b)(i) under the Exchange Act.
     Audit Committee Financial Expert
     The board of directors has determined that Mr. Wolf meets the applicable requirements for audit committee financial experts as defined by Item 401(e)(2) of Regulation S-B.

Executive Compensation
     The following table sets forth the total compensation received by the named executive officer during the fiscal years ended December 31, 2006 and 2005:
SUMMARY COMPENSATION TABLE

						Non-Equity	Nonqualified
Name and				Stock	Option	Incentive Plan	Deferred	All Other
principal		Salary		Awards	Awards	Compensation	Compensation	Compensation
position	Year	($)	Bonus ($)	($)	($)	($)	Earnings ($)	($)	Total ($)
Daniel S. Goldberger	2006	$35,170	—	—	$70,497	—	—		$105,667
President & COO

Victor Gura Chief Scientific	2006	$35,000	—	—	$88,121	—	—		$123,121
Officer

Peter Sotola	2006	$3,000	—	—	—	—	—	—	$3,000
Former President*

*	Mr. Sotola resigned as president on October 13, 2006
Compensation Agreements
     President
     On October 13, 2006, we entered into 4-year employment agreement with Daniel Goldberger who was appointed President, Chief Operating Officer and a director of the Company. Mr. Goldberger’s initial annual base salary was set at $120,000 and subsequent to the equity financing increased to an annual base salary of $275,000 less applicable taxes. At our sole discretion, the Executive’s base salary may be increased, but not decreased, annually. Commencing on January 1, 2007 and annually thereafter, the base salary shall be increased by at least the Consumer Price Index for Los Angeles, California. Mr. Goldberger will be eligible to receive an annual bonus targeted at 50% of Executive’s base salary, based on Executive achieving designated individual goals and milestones and the overall performance and profitability of the Company. The goals and milestones will be established and re-evaluated on an annual basis by mutual agreement of Executive and our Chairman, subject to review and approval by the Board or its compensation committee. Additionally, Mr. Goldberger was granted 400,000 stock options at an exercise price of $5 per share under our 2006 Incentive Compensation Plan. These options will vest 20% on each of the first, second, third, fourth and fifth anniversaries and expire November 14, 2011. In the event he is terminated by us without good cause or if he resigns for good reason, as such terms are defined in the agreement, we will be obligated to pay Mr. Goldberger in a lump sum an amount equal to one year’s salary plus 100% of the targeted bonus. In addition all stock options granted to Mr. Goldberger will vest immediately.
     Chief Medical and Scientific Officer
     On November 30, 2006, we entered into an employment agreement with Victor Gura, M.D. On December 1, 2006, Victor Gura, M.D. became our Chief Medical and Scientific Officer. Dr. Gura has been a member of our board of directors since October 13, 2006. Dr. Gura entered into a four-year Employment Agreement with us. His initial annual base salary is $420,000. Dr. Gura is eligible to receive discretionary bonuses on an annual basis targeted at 50% of his annual salary. Additionally, Dr. Gura was granted 500,000 stock options at an exercise price of $5 per share under our 2006 Incentive Compensation Plan. These options will vest 20% on each of the first, second, third, fourth and fifth anniversaries and expire November 14, 2011. He will also be granted options to purchase an additional 500,000 shares of our common stock upon FDA approval of our first product. Dr. Gura is eligible to receive reimbursement of reasonable and customary relocation expenses as well as health, medical, dental insurance coverage and insurance for accidental death and disability. In the event he is terminated by us without good cause or if he resigns for good reason, as such terms as are defined in the agreement, we will be obligated to pay Dr. Gura in a lump sum an amount equal to two year’s salary plus 200% of the targeted bonus. In addition all stock options granted to Dr. Gura will vest immediately.
     Both Mr. Goldberger’s and Dr. Gura’s agreements provide for medical insurance and disability benefits, severance pay if their employment is terminated by us without cause or due to change in our control before the expiration of their agreements, and allow for bonus compensation and stock option grants as determined by our Board of Directors. Both agreements also contain restrictive covenants preventing competition with us and the use of confidential business information, except in connection with the performance of their duties for the Company, for a period of two years following the termination of their employment with us.
     Incentive Compensation Plan
     On October 13, 2006, after the effectiveness of the Delaware reincorporation, we adopted the Xcorporeal, Inc. 2006 Incentive Compensation Plan and the related form of option agreement. The plan authorizes the grant of stock options, restricted stock, restricted stock units and stock appreciation rights. At December 31, 2006, there were 2,000,000 shares of common stock reserved for issuance pursuant to the plan, subject to adjustment in accordance with the provisions of the plan. Effective February 27, the total number of shares of common stock reserved for issuance pursuant to the plan was increased to 3,900,000. The plan will continue in effect for a term of up to ten years.
Outstanding Equity Awards At Fiscal Year-End
     The following table sets forth information concerning unexercised options; stock that has not vested; and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006:
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

OPTION AWARDS						STOCK AWARDS
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
								Plan	Market or
			Equity				Market	Awards:	Payout
			Incentive Plan			Number	Value of	Number of	Value of
			Awards:			of Shares	Shares	Unearned	Unearned
	Number of	Number of	Number of			or Units	or Units	Shares,	Shares,
	Securities	Securities	Securities			of Stock	of Stock	Units or	Units or
	Underlying	Underlying	Underlying			That	That	Other	Other
	Unexercised	Unexercised	Unexercised	Option		Have	Have	Rights Thats	Rights That
	Options	Options	Unearned	Exercise	Option	Not	Not	Have Not	Have Not
	(#)	(#)	Options	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)	($)	(#)	(#)
Daniel S. Goldberger					November 14,
President & COO	—	—	400,000	$5.00	2011	—	—	—	—

Victor Gura Chief Scientific					November 14,
Officer	—	—	500,000	$5.00	2011	—	—	—	—

Peter Sotola Former President*	—	—	—	—	—	—	—	—	—

Compensation Of Directors
     The following table reflects the compensation of directors for our fiscal year ended December 31, 2006:
DIRECTOR COMPENSATION

Non-Equity
	Fees			Incentive	Non-Qualified	All
	Earned or	Stock	Option	Plan	Deferred	Other
	Paid in	Awards	Awards	Compensation	Compensation	Compensation
Name	Cash ($)	($)	($)	($)	Earnings ($)	($)	Total ($)
Terren S. Peizer	—	—	$105,632	—	—	—	$105,632
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
Equity Compensation Plans
     The following table sets forth information with respect to compensation plans as of December 31, 2006:
Equity Compensation Plan Information

Number of securities
remaining available
for future issuance
	Number of securities		under equity
	to be issued upon	Weighted-average	compensation plans
	exercise of outstanding	exercise price of	(excluding securities
	options, warrants and	outstanding options,	reflected in column
	rights	warrants and rights	(a))
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,600,000	$5.00	400,000
Equity compensation plans not approved by security holders	—	—	—
Total	1,600,000	$5.00	400,000

Security Ownership of Certain Beneficial Owners
     The following table sets forth the securities ownership of our directors, named executive officers, and any person or group who is known to us to be the beneficial owner of more than five percent of our common stock as of December 31, 2006:

	Amount and
	nature of
Name and address of beneficial	beneficial	Percent of
owner (1)	ownership	class
Terren S. Peizer (2)	9,600,000	68%
Marc G. Cummins (3)	428,572	3%
Jay A. Wolf (4)	357,143	3%
Nicholas S. Lewin (5)	35,714	*
Daniel S. Goldberger	—	—
Victor Gura	—	—
Hervé de Kergrohen	—	—
Robert S. Stefanovich	—	—
All directors and executive officers as a group (8 persons)	10,421,429	73%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of all of the above named persons is c/o Xcorporeal, Inc., 11150 Santa Monica Blvd., Suite 340, Los Angeles, California 90025.

(2)	Includes 9,600,000 shares held of record by Consolidated National, LLC, of which Mr. Peizer is the sole managing member and beneficial owner.

(3)	Includes 428,572 shares held of record by Prime Logic Capital, LLC, CPS Opportunities, and GPC LXI, LLC. Mr. Cummins is a Managing Partner of Prime Capital, LLC. He disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(4)	Includes 357,143 shares held of record by Trinad Capital Master Fund Ltd. (the “Master Fund”), that may be deemed to be beneficially owned by Trinad Management, LLC, the investment manager of the Master Fund and Trinad Capital LP; a controlling stockholder of the Master Fund; Trinad Advisors GP, LLC, the general partner of Trinad Capital LP; and Jay Wolf a director of the issuer and a managing director of Trinad Management, LLC and a managing director of Trinad Advisors GP, LLC. Mr. Wolf disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(5)	Includes 27,514 shares held of record by Paizon Capital, which is beneficially owned and controlled by Mr. Lewin’s immediate family members. Mr. Lewin disclaims beneficial ownership of these shares.
     Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable, convertible or exchangeable within such 60 day period, have been so exercised, converted or exchanged.

Item 12. Certain Relationships and Related Transactions
Transactions with Related Persons
     In connection with the contribution of the assets to our company, we issued to Consolidated National, LLC (CNL), of which our Chairman is the sole managing member and beneficial owner, an aggregate of 9,600,000 shares of common stock.
     We owed $64,620 to Peter Sotola at August 31, 2006, a director of the Company as of that date, consisting of unpaid advances and management fees. This amount was forgiven by the former director, who was no longer a shareholder as of the sale of his common stock on August 31, 2006. The debt forgiveness was accounted for as an Addition to Paid in Capital.
     Our Chief Medical and Scientific Officer and director of our Company, Dr. Victor Gura, owns 13,453,250 shares of common stock of NQCI (or approximately 27.6% of NQCI’s common stock outstanding as of September 30, 2006) with whom we entered into a license agreement. In addition, Medipace Medical Group, Inc., an affiliate of Dr. Gura owns 800,000 shares of common stock of NQCI (or approximately 1.6% of NQCI’s common stock outstanding as of September 30, 2006).
Director Independence
     Messrs. Cummins, de Kergrohen, Lewin and Wolf are independent directors under NASD Marketplace Rule 4200(a)(14).
Description of Xcorporeal Common Stock
INFORMATION ABOUT CTHE
Description of Business
     CT Holdings provides management expertise including consulting on operations, marketing and strategic planning and a single source of capital to early stage technology companies. The Company was incorporated in Delaware in 1992. The business model is designed to enable the companies with whom the Company acquires or invests to become market leaders in their industries. The strategy over the years has led to the development, acquisition and operation of technology based businesses with compelling valuations and strong business models. The goal is to realize the value of these investments for the Company’s shareholders through a subsequent liquidity event such as a sale, merger or initial public offering of the investee companies. However, our business model is constrained by our lack of capital.
     At March 31, 2007, the Company does not hold any investments and does not have any products or services, customers or revenue,and the Company has no other lines of business.
Results of Operations for Three Months Ended March 31, 2007 as Compared with the Year Ended March 31, 2007.

Our operations consist of costs and expenses for the activities to identify additional technologies companies in which we might invest, as well as costs associated with SEC reporting. We do not generate any revenue.
General and Administrative Expenses
During the three months ended March 31, 2007 general and administrative expenses were $61,917. The Company also had $34,800 of stock compensation expense. General and administrative expenses declined $11,748 or 16% versus the $73,665 of total general and administrative expenses recorded for the three months ended March 31, 2006. The decrease is primarily due to lower legal and other professional fees. The Company also realized a $237,281 gain on settlement of accounts payable.
Interest Expense
Interest expense for the three months ended March 31, 2007 and 2006 was $413 and $243,076, respectively. Interest expense during the first quarter of 2007 was not significant because the litigation accrual, advances and notes payable to officers and shareholders, the demand note payable to CDSS and the convertible note payable to CITN Investment Inc. (“CII”) which, collectively, generated interest expense in the first quarter of 2006 were no longer outstanding during the three months ending March 31, 2007.
Liquidity and Capital Resources
We received a report from our independent registered public accounting firm for our year ended December 31, 2006 containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern due to our recurring operating losses and our significant working capital deficiency. Historically, we have incurred recurring operating losses and have a significant stockholders’ deficit at March 31, 2007 of approximately $62,530. We had a cash balance of $2,797 at March 31, 2007 and current liabilities total approximately $65,327. We have limited access to capital, no plans to raise capital and we have not identified sources of capital at March 31, 2007. Our past funding needs of the business have been provided by financings through short-term notes payable and additional investments from related parties, including our CEO, and CII however there can be no assurance that such funds will be available from these related parties in the future. The Company has been and continues to be dependent upon outside financing to perform its business development activities, make investments in new technology companies and to fund operations.
Our plans to continue to support and expand our business development activities are limited due to a lack of identification and availability of near term capital. As a result, it is unlikely that the implementation of the Company’s business strategy will generate positive cash flow in the foreseeable future. Achieving positive cash flow is currently highly dependent upon obtaining liquidity from our investments in unconsolidated affiliates. We have no plans at March 31, 2007 to raise additional capital to invest in new business opportunities.
There can be no assurance that management’s plans will be successful or what other actions may become necessary. There can be no assurance that the Company will ever achieve liquidity for its investments. Until we are able to create liquidity from an additional inflow of new capital or from our investments through sale to a strategic investor, an initial public offering or some other liquidity transaction, we will continue to require external sources of working capital to fund our operating expenses. Our inability to raise capital could have a material adverse effect on our business and operations that could be material to our results of operations.
Cash Used in Operating Activities
The net cash used in operating activities was approximately $21,000 for the three months ended March 31, 2007 resulting from a net profit of approximately $140,000 offset by non-cash charges of approximately $202,000, plus a net change in operating liabilities of approximately $41,000.

Cash Provided by Financing Activities
Net cash provided by financing activities was approximately $24,000 consisting primarily of shares issued to the CEO for an advance made to the Company.
Contractual Obligations
There are no notes payable, other long-term debt obligations, capital lease obligations, operating lease obligations or long-term capital purchase commitments at June 30, 2007.
Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
     As of August 10, 2007, there were issued and outstanding approximately 2,335,963 shares of Common Stock. There is no other class of voting security of CT Holdings issued or outstanding. The following table sets forth the number of shares of Common Stock beneficially owned as of August 10, 2007, by (i) each person known to the Company to own more than 5% of the Common Stock, (ii) each director, (iii) each named executive officer and (iv) all directors, named executive officers and other executive officers as a group. We calculated beneficial ownership according to Rule 13d-3 of the Securities Exchange Act as of that date. Shares issuable upon exercise of options that are exercisable within 60 days after August 10, 2007 are included as beneficially owned by the option holder. Beneficial ownership generally includes voting and investment power with respect to securities. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned and has an address of c/o CT Holdings, 2100 McKinney Avenue, Suite 1500, Dallas, Texas 75201. The number of shares owned have been adjusted for the effect of a 1 for 70 reverse stock split approved by shareholders on February 14, 2007, but do not reflect the proposed 1 for 8.27 reverse stock split.

	APPROXIMATE
	NUMBER OF	PERCENT
NAME AND ADDRESS	SHARES OWNED	OF CLASS
Steven B. Solomon (1)	1,033,116	43.7%

Lawrence Lacerte (2) 5950 Sherry Lane Dallas, Texas 75225	582,143	24.9%

Chris A. Economou (3) 150 North Federal Highway, # 210 Fort Lauderdale, Florida 33301	50,349	2.2%

Mark Rogers (4) 751 Laurel St. #19 San Carlos, California	49,308	2.1%

Dr. Axel Sawallich (5) Beatrixgasse 3 1030 Vienna, Austria.	25,532	1.1%

Richard Connelly (6)	13,929	*

CITN Investment Inc.(7)	1,014,286	43.4%

All officers and directors as a group (4 persons)(7)	1,169,689	49.5%

*	Less than 1%

(1)	Includes 28,572 shares of Common Stock subject to fully vested options. Includes his pro rata share of 1,014,286 shares of Common Stock that were issued upon exercise by CII. Voting and investment power with respect to the shares are by Messrs. Steven B. Solomon and Lawrence Lacerte.

(2)	Includes his pro rata share of 1,014,286 shares of Common Stock that were issued upon exercise of options issued in connection with settlement of a demand note by CII. Voting and investment power with respect to the shares are by Messrs. Steven B. Solomon and Lawrence Lacerte.

(3)	Includes 40,000 shares of Common Stock awarded to Mr. Economou on March 9, 2007

(4)	Includes 40,000 shares of Common Stock awarded to Mr. Rogers on March 9, 2007

(5)	Includes 20,000 shares of Common Stock awarded to Mr. Sawallich on March 9, 2007

(6)	Includes 1,014,286 shares of Common Stock issued upon exercise of an option. Voting and investment power with respect to the shares are by Messrs. Steven B. Solomon and Lawrence Lacerte.

(7)	Includes 28,572 shares issuable pursuant to presently exercisable options and Mr. Solomon’s pro rata portion of 1,014,286 shares of Common Stock that were issued upon exercise of an option by CII. Voting and investment power with respect to the shares are by Messrs. Steven B. Solomon and Lawrence Lacerte. Includes 40,000 shares of Common Stock awarded to Mr. Economou, 40,000 shares of Common Stock awarded to Mr. Rogers, and 20,000 shares of Common Stock awarded to Mr. Sawallich.
Certain Relationships and Related Transactions, and Director Independence
The following is a description of the material terms of the agreements and arrangements involving the Company and its subsidiaries.
Agreements Relating to the Sale of Substantially All of the Assets of CDSS
In connection with the sale of substantially all of the assets of CDSS, we entered into an Agreement dated as of December 4, 2006 (the “Agreement”) with CDSS. Pursuant to the Agreement with CDSS:
     1. we and CDSS canceled and terminated the Tax Disaffiliation Agreement dated as of May 17, 2002, and Transition Services Agreement dated as of May 17, 2002 between us and CDSS;
     2. each party released the other from all outstanding liabilities to each other;
     3. CDSS assigned to us causes of action and rights of CDSS related to claims against CDSS’s insurance carrier related to prior litigation;
     4. we waived any and all rights in and to any of the assets transferred by CDSS pursuant to the asset purchase agreement; and

     5. we waived any prohibition or restriction to the transactions contemplated by the asset purchase agreement set forth in the Agreement and Plan of Distribution dated as of May 17, 2002 between us and CDSS or otherwise.
CT Holdings’ Related Party Transactions
     During 2006 our CEO paid approximately $46,000 of operating expenses on behalf of the Company for which we recorded a non-interest bearing advance payable of $46,000.
     During 2005, our CEO advanced the Company $38,800 and in December 2005, this amount plus a $5,000 note due to our CEO were converted to a note payable to CITN Investment, Inc., further discussed below. At December 31, 2005, the Company had a convertible note payable due to a related party, CITN Investment, Inc., a Texas corporation (“CII”) and an affiliate of the company’s CEO. The convertible note was first issued on May 24, 2004, when the Company entered into a Loan and Security Agreement (the “Loan Agreement”) with CII. The Loan Agreement provided for advances by CII to the Company of up to $600,000, such advances to be made in the sole discretion of CII. In the event the entire $600,000 was advanced to the Company, the loans would be convertible, at the option of CII, into 1,014,286 shares of the Company’s common stock and a pro rata amount of such number of shares in the event less than the $600,000 was advanced to the Company. All advances under the Loan Agreement were secured by a pledge of all the Company’s assets. On May 24, 2004, the Company was advanced $200,000 by CII pursuant to the Loan Agreement and evidenced by a Secured Convertible Promissory Note (the “Note”). The Note was amended in December 2005 and settled in May 2006 as discussed below.
     In December 2005, the Company and CII entered into an Amended and Restated Secured Convertible Promissory Note (the “Amended Note”). Pursuant to the Amended Note, the principal was increased to $271,148 resulting from the combination of the principal and accrued interest from the original note with CII and additional advances of $43,800 plus accrued interest of $1,222 through the issue date of the Amended Note. The Amended Note was convertible into 240 million pre 1 for 70 reverse split shares, and if the Amended Note was repaid by the Company, CII had an option to purchase up to 71 million pre 1 for 70 reverse split shares of the Company’s common stock at an exercise price equal to the par value per shares ($0.01 per share). The note accrued interest at 8% per annum and was due the earlier of May 24, 2006 or on demand by CII. This Amended Note was secured by a pledge of all of the Company’s assets. The accrued interest on the Amended Note at December 31, 2005 was $772.
     On May 22, 2006 the Company and CII entered into a settlement of the Amended Note, pursuant to which CII agreed to release the Company from indebtedness and accrued interest under the Amended Note of $271,148 plus accrued interest of $9,211 through May 22, 2006, in exchange for the delivery to CII of the shares of Parago and River Logic owned by the Company.
     The Company recorded a debt forgiveness gain related to this transaction in the amount of $280,359 in the second quarter of 2006. CII has agreed to return to the Company the excess, if any, of the proceeds realized from a future sale of the shares over the amounts owed at May 22, 2006 under the Amended Note plus any costs related to the sale of the shares or collection of the proceeds. While CII has agreed to return the excess, if any, of the proceeds realized from a future sale of the shares over amounts owed under the Amended Note plus any costs of sale of the shares or collection of the proceeds, there can be no assurance that a future sale will occur, nor that the Company will receive any proceeds following the sale of the shares. CII retained its option to purchase 51% of the Company’s common stock, 1,014,286 shares of Common Stock of the Company’s, at an exercise price equal to the par value per shares ($0.01 per share). The CII option to acquire 1,014,286 shares of Common Stock was exercised on March 2, 2007 and otherwise would have expired on April 28, 2007, sixty (60) days following the effectiveness of the 1 for 70 reverse stock split.
     Pursuant to the terms of the transition services agreement with CDSS until its termination in December 2006, the Company agreed to pay CDSS $10,000 per quarter (reduced in July 2005 from $7,500 per month) for the services of its CEO, CFO and accounting and information management staff, as well as office rent and indirect overhead expenses. The Company had a liability recorded for $650,000 for amounts payable to CDSS under this agreement at December 31, 2005. No amount was owed at December 31, 2006 because all amounts owed under the transition services agreement were released on December 4, 2006 pursuant to the Agreement discussed above.

     The Company has an accrued liability to a law firm in which an attorney who is a partner and who was a former CT Holdings’ employee and is a relative of our CEO of approximately $97,000 and $100,000 at December 31, 2006 and 2005, respectively.
     CII is owned 50% by Steven B. Solomon, the Company’s Chief Executive Officer and Chairman of the Board, and 50% by Lawrence Lacerte, a shareholder and former director of the Company. At December 31, 2006, Mr. Solomon beneficially owned 783,114 shares of the Company’s common stock including, an unexercised stock option for 28,572 shares of common stock, 85,714 unissued shares of common stock from a prior exercise of an option, and as a result of his stock ownership in CII, Mr. Solomon is deemed the beneficial owner of 507,143 shares of common stock underlying an option owned by CII, more than 50% of our common stock outstanding on that date, giving him potential control of the Company through the voting power over a majority of the shares of our outstanding common stock. Due to an insufficient number of authorized shares at December 31, 2006 (discussed below), approximately 621,430 shares were not issuable to Mr. Solomon. Following the 1 for 70 reverse stock split in February 2007, Mr. Solomon was issued 85,714 the unissued shares of common stock from his prior exercise of an option, and CII exercised its option to acquire 1,014,286 shares.
     On March 2, 2007, Mr. Solomon exercised a right to acquire 250,000 shares of common stock for providing up to $100,000 of cash for working capital purposes. On March 9, 2007, in recognition of their service to the Company, Mr. Economou a director, was awarded 40,000 shares of common stock, Mr. Rogers, a director, was awarded 40,000 shares of common stock, Mr. Sawallich, a director, was awarded 20,000 shares of common stock, and Mr. Connelly, former Chief Financial Officer, was awarded 10,000 shares of common stock. In August 2007, CTHE issued 500,000 shares of common stock to Mr. Solomon.
COMPARISON OF RIGHTS OF HOLDERS OF XCORPOREAL COMMON STOCK
AND CTHE COMMON STOCK
     Upon completion of the merger, there will be no change in the rights of holders of Xcorporeal common stock because CTHE will amend and restate its certificate of incorporation and bylaws to be substantially the same as the certificate of incorporation and bylaws of Xcorporeal. CTHE shareholders rights will change because the certificate of incorporation and bylaws of CTHE amended and restated to are being read the same as the certificate of incorporation and bylaws of Xcorporeal. In addition, the par value of CTHE common stock will change from $0.01 per share to $0.0001 per share as a result of the reverse split.
LEGAL MATTERS
     The validity of the shares of CTHE common stock to be issued to Xcorporeal stockholders pursuant to the merger will be passed upon by Wood & Sartain, LLP, counsel to Xcorporeal.
INTERESTS OF NAMED EXPERTS AND LEGAL COUNSEL
     Dreier Stein & Kahan LLP, legal counsel to Xcorporeal, and its attorneys hold no shares of its common stock, but an attorney with the firm holds a warrant to purchase up to 200,000 shares of the Xcorporeal’s common stock.